Exhibit 2.1







                        AGREEMENT AND PLAN OF MERGER





                                BY AND AMONG

                             TRAFFICMASTER PLC,

                            TT MERGER SUB, INC.

                               TELETRAC, INC.

                                    AND

                           STEVEN D. SCHEIWE, AS

                         STOCKHOLDER REPRESENTATIVE





                       DATED AS OF FEBRUARY 23, 2001

                        AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of February 23, 2001, by and among Trafficmaster plc, a company established under the laws of England and Wales ("TRAFFICMASTER"), TT Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Trafficmaster ("MERGER SUB"), Teletrac, Inc., a Delaware corporation ("TELETRAC"), and Steven D. Scheiwe, an individual resident in the State of California, as Stockholder Representative (as defined herein).

     WHEREAS, Teletrac is subject to certain provisions of the Teletrac Chapter 11 Plan of Reorganization dated September 15, 1999 and effective as of September 29, 1999 (the "PLAN") pursuant to which Teletrac emerged from bankruptcy protection as provided in the Plan;

     WHEREAS, pursuant to the Plan, certain of Teletrac's creditors received common stock of Teletrac (the "TELETRAC COMMON STOCK"), options to purchase Teletrac Common Stock (the "TELETRAC OPTIONS"), warrants to purchase Teletrac Common Stock (the "TELETRAC WARRANTS") and 9% Notes due 2004 (the "9% TELETRAC NOTES") under that certain indenture dated September 29, 1999 (the "INDENTURE");

     WHEREAS, pursuant to the Indenture the holders of the 9% Teletrac Notes have received, as the payment of interest thereon, certain 12% Notes due 2004 (the "12% TELETRAC NOTES", and, together with the 9% Teletrac Notes, the "TELETRAC NOTES");

     WHEREAS, Teletrac has reserved a portion of Teletrac Common Stock and Teletrac Notes with respect to disputed creditor claims (the "DISPUTED CLAIMS") as specifically provided under the Plan;

     WHEREAS, the parties have agreed to establish an escrow, pursuant to the terms of the Escrow Agreement (as defined herein) into which Trafficmaster will deposit a pro rata portion of the Merger Consideration (as defined herein) with respect to the Disputed Claims as provided for in the Plan;

     WHEREAS, Trafficmaster has agreed to pay to the Holders, Warrant Holders and Optionees (all as defined herein) the Merger Consideration (as defined herein);

     WHEREAS, the respective boards of directors of Trafficmaster, Merger Sub and Teletrac have approved and declared advisable the merger of Merger Sub with and into Teletrac (the "MERGER"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions are fair to, and in the best interests of, their respective stockholders;

     WHEREAS, the Stockholder Representative agrees to undertake the obligations as provided herein; and

     WHEREAS, the holders of a majority of the common stock of Teletrac have approved and adopted this Agreement and approved the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                 ARTICLE I

                                 THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (the "DELAWARE Law"), (i) Merger Sub shall be merged with and into Teletrac, (ii) the separate corporate existence of Merger Sub shall cease and (iii) Teletrac shall be the surviving corporation. Teletrac as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 CLOSING; EFFECTIVE TIME. The closing of the Merger and the other transactions contemplated hereby (the "CLOSING") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Articles VI and VII or, unless another time or date is agreed to by the parties hereto, but in any event no later than the End Date (as defined herein). The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 4250 Executive Square, 7th Floor, La Jolla, California, or at such other location as the parties shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit A (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "EFFECTIVE TIME").

     1.3 EFFECTS OF THE MERGER. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Teletrac and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Teletrac and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) From and after the Effective Time, the certificate of incorporation of Teletrac, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving
Corporation, until changed or amended as provided by law.

          (b) From and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until changed or amended as provided by law.

     1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                 ARTICLE II

                            CONVERSION OF SHARES

     2.1 CONVERSION OF STOCK. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or other securities of Teletrac or Merger Sub:

          (a) As of the Effective Time, each share of Teletrac Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Teletrac Common Stock to be canceled pursuant to Section 2.1(c) or as provided in Section 2.5 with respect to shares of Teletrac Common Stock as to which appraisal rights have been exercised under the Delaware
Law) shall be automatically converted into the right to receive in cash, without interest, (i) a pro rata portion (the "PER SHARE INITIAL CASH CONSIDERATION") of the amount to be distributed pursuant to Section 2.3(a) hereof (the "INITIAL CASH CONSIDERATION") and (ii) a pro rata portion (the "PER SHARE EARN-OUT AMOUNT") of any amounts distributed pursuant to Section 2.3(b) hereof (the "EARN-OUT AMOUNT" and, together with the Initial Cash Consideration, the "MERGER CONSIDERATION").

          (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Teletrac Common Stock (collectively, "TELETRAC CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive a pro rata, applicable portion of the Merger Consideration or the right to exercise such holder's appraisal rights as provided in Section 2.5 and pursuant to Delaware law.

          (c) As of the Effective Time, each share of Teletrac Common Stock held of record immediately prior to the Effective Time by Teletrac, Merger Sub, Trafficmaster or any wholly-owned subsidiary of Teletrac or of Trafficmaster shall be canceled and extinguished without any conversion thereof.

          (d) As of the Effective Time, each share of Common Stock, $0.01 par value, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of common stock, $0.01 par value, of the Surviving Corporation.

          (e) For purposes of this Agreement, the term "SUBSIDIARY", when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "PERSON" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

     2.2 TELETRAC OPTIONS; TELETRAC WARRANTS; TELETRAC NOTES.

          (a) As of the Effective Time, all stock options (collectively, "TELETRAC OPTIONS") outstanding under Teletrac's 1999 Stock Option and Restricted Stock Purchase Plan (the "TELETRAC STOCK PLAN") shall be canceled and cease to be outstanding, and each Optionee (as defined herein) shall receive in consideration for the canceled Teletrac Option a right to receive, upon surrender of the stock option agreement representing such Teletrac Option, (i) a cash amount equal to the number of shares of Teletrac Common Stock subject to that Teletrac Option immediately prior to the Effective Time (the "NUMBER OF OPTION SHARES"), whether or not the Teletrac Option is otherwise exchangeable or vested for all those shares, multiplied by the excess, if any, of the Per Share Initial Cash Consideration over the Teletrac Option exercise price per share (which amount, if any, shall be paid pursuant to the terms of such Teletrac Option and Section 2.4(e)) and (ii) only in the case of Teletrac Options whose exercise price is less than the Per Share Initial Cash Consideration, a cash amount equal to the Per Share Earn-Out Amount, if any, multiplied by the Number of Option Shares (which amount, if any, shall be paid at the same time as the Earn-Out Amount is paid to holders of Teletrac Common Stock). Any such cash payments shall be subject to the collection of any applicable withholding taxes.

          (b) As of the Effective Time, all outstanding warrants to purchase securities of Teletrac (collectively, "TELETRAC WARRANTS") shall be converted automatically into the right to receive, upon surrender of the warrants agreement representing such Teletrac Warrant, (i) a cash amount equal to the number of shares of Teletrac Common Stock subject to that Teletrac Warrant immediately prior to the Effective Time (the "NUMBER OF WARRANT SHARES"), multiplied by the excess, if any, of the Per Share Initial Cash Consideration over the Teletrac Warrant exercise price per share (which amounts, if any, shall be paid pursuant to the terms of such Teletrac Warrant and Section 2.4(d)) and (ii) only in the case of Teletrac Warrants whose exercise price is less than the Per Share Initial Cash Consideration, a cash amount equal to the Per Share Earn-Out Amount, if any, multiplied by the Number of Warrant Shares (which amount, if any, shall be paid at the same time as the Per Share Earn-Out Amount is paid to holders of Teletrac Common Stock); provided, with respect to the Per Share Earn-Out Amount only, that the Teletrac Warrant exercise price per share is less than or equal to the Per Share Initial Cash Consideration and if the Teletrac Warrant exercise price per share is greater than the Per Share Initial Cash Consideration, then the Per Share Earn-Out Amount paid, if any, shall be equal to the Number of Warrant Shares, multiplied by the excess, if any, of the Per Share Initial Cash Consideration plus the Per Share Earn-Out Amount over the Teletrac Warrant exercise price per share.

          (c) As of the Effective Time, all outstanding principal and interest accrued and unpaid through the Closing Date under the 12% Teletrac Notes, and all interest accrued and unpaid on the 9% Teletrac Notes for the period from September 16, 2000 through March 15, 2001, shall be paid in cash to the Trustee under the Indenture (it being expressly understood and agreed that the holders of the Teletrac Notes shall be third party beneficiaries of this Section 2.2(c)).

     2.3 CALCULATION OF MERGER CONSIDERATION.

          (a) The Initial Cash Consideration shall be $15,500,000 less the sum of the following amounts:

               (i) the total amount of accrued but unpaid interest on the 9% Teletrac Notes calculated as of the Closing Date (but not including principal and accrued interest on the 12% Teletrac Notes);

               (ii) the total amount of principal and accrued but unpaid interest on the 12% Teletrac Notes calculated as of the Closing Date;

               (iii) the total amount of all severance payments to be paid to the employees and former director of Teletrac identified in Schedule 2.3(a);

               (iv) the amount of legal fees and costs incurred by Teletrac as of the Closing Date, relating, directly or indirectly, to the Merger but only to the extent in excess of $250,000;

               (v) the total amount of outstanding principal, accrued but unpaid interest as of the Effective Time and the applicable amount of the termination fee under that certain Loan Agreement dated as of January 10, 2001, between Teletrac and Aspen Capital Partners, L.P. (the "ASPEN LOAN AGREEMENT");

               (vi) If applicable, the Holdback (as defined herein) subject to the obligations of Trafficmaster and the Surviving Corporation under
Section 2.3(c) hereof.

The Per Share Initial Cash Consideration shall be determined by the following formula:

  (A * N) + [B * (N - B1)] + [(C * (N - C1)] = Initial Cash Consideration

     For purposes of this Section 2.3(a): A equals the total number of shares of Teletrac Common Stock outstanding as of the Effective Time (including the Escrowed Shares issued as provided in Section 2.8); B equals the total number of shares of Teletrac Common Stock into which all Teletrac Options are exercisable as of the Effective Time; B1 equals exercise price for the Teletrac Options; C equals the total number of shares of Teletrac Common Stock into which Teletrac Warrants are exercisable as of the Effective Time but only with respect to Teletrac Warrants the exercise price of which is less than the Per Share Initial Cash Consideration otherwise determined pursuant to this Section 2.3(a); C1 equals the exercise price for such Teletrac Warrants; and N equals the Per Share Initial Cash Consideration.

          (b) In addition to the Initial Cash Consideration, the Merger Consideration shall include the payment of the Earn-Out Amount payable, if at all, on the dates and in the amounts provided in this Section 2.3; provided, however, that the Earn-Out Amount shall not be less than zero, nor greater than $15,500,000.

               (i) Initial Earn-Out Payment. The initial Earn-Out payment (the "INITIAL EARN-OUT PAYMENT") shall be an amount in cash based on the number of Units in Service (as hereinafter defined) as of October 31, 2001 (the "FIRST MEASUREMENT DATE"), determined by the following formula:

               $7,750,000 X 0.75 X U1 - 35,324
                                   -----------
                                      5,631

          where U1 equals Units in Service as of the First Measurement
     Date,

               provided, that the amount of the Initial Earn-Out Payment may not be less than zero nor more than $5,812,500.

               (ii) Second Earn-Out Payment. The second earn-out payment (the "SECOND EARN-OUT PAYMENT") shall be an amount in cash based on the number of Units in Service as of October 31, 2002 (the "SECOND MEASUREMENT DATE", and, together with the First Measurement Date, the "MEASUREMENT DATES") determined by the following formula:

               $15,550,000 X U2 - 24,373
                             -----------
                                8,391

          less the amount of the Initial Earn Out Payment.

          where U2 equals Units in Service as of the Second Measurement
     Date.

               (iii) For purposes of the foregoing:

          "Units" shall mean commercial vehicle applications of Teletrac in-vehicle units.

          "Units in Service" as of any Measurement Date includes (a) all Units whose POCSAG identification numbers are included in the Unit database delivered by Teletrac to Trafficmaster on the date hereof attached as Schedule 2.3 hereto (which database includes all Units in service on or before October 31, 2000) and (b) any Replacement Units in respect thereof, in each case that either (i) have an active status with the original customer (or its successor) in the Surviving Corporation's billing database as of the relevant Measurement Date, or
     (ii) are Reactivated Units.

          "Reactivated Units" means Units: A) previously installed in subscriber vehicles and the service of which has been cancelled after November 1, 1999 and prior to October 31, 2000; B) that appear on the list of Units in Schedule 2.3; C) which have been reactivated by the original subscriber or its successors; D) which have an active status in the Surviving Corporations billing database as of the relevant Measurement Date; and E) which have been continuously active for at least five (5) consecutive months at a minimum monthly charge of $25 prior to the relevant Measurement Date. Units that have been reactivated as a result of specific marketing or sales campaign efforts of Trafficmaster or Surviving Corporation following the Closing shall not be deemed to be Reactivated Units. At any Measurement Date, the maximum number of Reactivated Units to be included as Units in Service shall be 500.

          "Replacement Units" means substitute Unit(s) installed in vehicle(s) of customers who previously purchased and installed (or whose predecessors previously purchased and installed) Units in such vehicle(s).

               (iv) The Per Share Earn-Out Amount shall be determined by adding the Initial Earn-Out Payment and the Second Earn-Out Payment and dividing the sum thereof by the Pro Forma Outstanding Shares (as defined herein).

               (v) Trafficmaster and the Surviving Corporation shall use all commercially reasonable efforts to retain, preserve and enhance their business relationship with the customers with which Units are in service from and after the Effective Time. The Parties agree that the foregoing standard of commercial reasonableness shall be determined without consideration of, or reference to, any obligation of Trafficmaster or the Surviving Corporation to pay any portion of the Earn-Out Amount required to be paid pursuant to this Section 2.3. Trafficmaster and Merger Sub hereby agree that for the purpose of any calculation of the Earn-Out Amount, all such calculations and accounting of the status of Units shall be made consistent with the customary practices and procedures of Teletrac as set forth in Schedule 2.3, and without reference to or modification by any accounting pronouncements or changes in auditing standards that are announced or effective subsequent to the date hereof. Trafficmaster and the Surviving Corporation shall, until the end of any dispute resolution period provided for in this Section 2.3, maintain and preserve all books and records, receipts, schedules, correspondence and other business records and documentation relating to the Units and to the calculation of the Earn-Out Amount.

               (vi) Subject to the provisions hereinbelow, the Initial Earn-Out Payment and Second Earn-Out Payment shall be due and payable on November 30, 2001 and November 29, 2002, respectively (in each case, an "Earn-Out Payment Date"), and shall be paid by wire transfer to an account designated by the Stockholder Representative not less than three days prior to such Earn-Out Payment Date. On each Earn-Out Payment Date, Trafficmaster shall deliver to the Stockholder Representative a statement setting forth
(i) its computation of the amount of the applicable Earn-Out Payment, if any, together with (ii) a statement stating that the computation of such Earn-Out Payment complies with the terms of this Agreement (the "Earn-Out Payment Statement") and (iii) all such additional schedules, exhibits or other documentation reasonably necessary to document the calculation of the such Earn-Out Payment or the calculation that no such Earn-Out Payment is due.

               (vii) Following the receipt of each Earn-Out Payment Statement, the Stockholder Representative and his agents, including accountants, may, upon five (5) business days' prior notice to the Surviving Corporation, examine during normal business hours all books, records and accounts relating to the calculation of the Earn-Out Payment and Trafficmaster's and the Surviving Corporation's performance under this Agreement, including, but not limited to, any auditors' work records. Unless the Stockholder Representative, within thirty (30) days after receipt of the Earn-Out Payment Statement, notifies the Surviving Corporation that he objects to the matters described on the Earn-Out Payment Statement and/or the computation of the Initial Earn-Out Payment or the Second Earn-Out Payment, as applicable, specifying in writing the basis for such objection, the computation of the Initial Earn-Out Payment or the Second Earn-Out Payment, as applicable, shall be binding upon the parties hereto. Trafficmaster, the Surviving Corporation and the Stockholder Representative shall attempt in good faith to agree upon and resolve any disagreement with respect to the Earn-Out Payment Statement and/or the Initial Earn-Out Payment or the Second Earn-Out Payment, as applicable, within thirty (30) days after any such notification of objection has been given or within a mutually agreed-to extended time period, at which time the controversy shall be referred to a mutually acceptable national accounting firm for a final determination thereof. Such determination shall be binding upon the parties hereto, absent manifest error. The fees and expenses of any accounting firm to which any controversy is referred pursuant to this Section 2.3(e) shall be paid equally by Trafficmaster or the Surviving Corporation, on the one hand, and by the Stockholder Representative (on behalf of the holders of Converted Shares (as defined below)), on the other hand. The accountants to which any such controversy is referred shall render and notify the parties of a final decision within thirty (30) days from the date the controversy is referred to such accountants for determination. Any shortfall in the amount of either Earn-Out Payment actually made by Trafficmaster or the Surviving Corporation to the Stockholder Representative and the adjusted calculation finally agreed or determined pursuant to this Section 2.3(d) shall be paid by Trafficmaster or the Surviving Corporation to the Stockholder Representative within five (5) business days following such agreement or determination, together with interest on such amount at a rate of the prime rate plus 1% per annum.

               (viii) Promptly upon resolution of any dispute with respect to each Earn-Out Payment as provided in this Section 2.3 or upon a determination that there is no such dispute, the Stockholder Representative shall make necessary provision for the delivery of such Earn-Out Payment to the holders of Converted Shares. Each such payment shall be paid to each holder of Converted Shares pro rata based on a fraction, the numerator of which is the aggregate amount of such Earn-Out Payment and the denominator of which is the aggregate number of Converted Shares as of the Effective Time, multiplied by the number of Converted Shares held by each such holder as of the Effective Time.

               (ix) Notwithstanding the foregoing, the amount of each Earn-Out Payment shall be subject to set-off as provided in Article IX. In addition, the Surviving Corporation shall be entitled to withhold from any Earn-Out Payments the amount of any "Trafficmaster Losses" (as defined in Section 9.1) as to which a bona fide claim is pending as of the date payment would otherwise be due. To the extent such claimed Trafficmaster Losses are ultimately determined or agreed not to give rise to an entitlement to indemnification hereunder, such withheld amounts shall be paid by Trafficmaster or the Surviving Corporation to the Stockholder Representative within five (5) business days following such agreement or determination. The sum of the Initial Earn-Out Payment per Converted Share plus the Second Earn-Out Payment per Converted Share (in each case, less any set-off permitted hereby) is referred to as the "Earn-Out Amount."

          (c) If, prior to the Effective Time, FDEE is not ready for Re-release (as defined herein), Trafficmaster shall withhold the amount of $200,000 (the "HOLDBACK") from amounts otherwise payable as Initial Cash Consideration. If FDEE is ready for Re-release on or prior to the Effective Time, there shall be no Holdback deducted from the Initial Cash Consideration. FDEE shall be deemed to be ready for "RE-RELEASE" if (i) following the installation of FDEE in the vehicles of four (4) subscribers, jointly selected by Trafficmaster and Teletrac as a representative sample of subscribers, who shall test FDEE from the period between March 8, 2001 and March 22, 2001, (ii) all four (4) subscribers confirm in writing to Teletrac that, in their opinion, FDEE is satisfactory for general release to Teletrac's subscriber base. If FDEE is not ready for Re-release as of the Effective Date, the Holdback shall be used exclusively by Trafficmaster and Surviving Corporation for the purpose of developing, testing and implementing FDEE. Following the general release of FDEE by the Surviving Corporation at any time after the Effective Date, the remaining amount of the Holdback, if any, shall be distributed to Holders, Warrant Holders and Optionees pro rata based on their relative holdings of Pro Forma Outstanding Shares and shall be deemed to be part of the Initial Cash Consideration.

     2.4 PAYMENT OF MERGER CONSIDERATION.

          (a) Prior to the Effective Time, Trafficmaster shall enter into an agreement with a bank or trust company selected by Trafficmaster to act as the paying agent for the Merger (the "PAYING AGENT").

          (b) Prior to the Effective Time, Trafficmaster shall supply or cause to be supplied to or for the account of the Paying Agent in trust for the benefit of the Holders and Warrant Holders the funds necessary to make the payments contemplated by Sections 2.1 and 2.2. Such funds shall be invested by the Paying Agent as directed by Trafficmaster, provided that such investments shall be in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poors' Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $50 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission or otherwise).

          (c) Promptly after the Effective Time, the Surviving Corporation shall mail or shall cause to be mailed to each holder of Teletrac Common Stock ("HOLDER") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Teletrac Certificates shall pass, only upon proper delivery of the Teletrac Certificates to the Paying Agent) and instructions for surrender of the Teletrac Certificates. Upon surrender to the Paying Agent of a Teletrac Certificate, together with such letter of transmittal duly executed, including any information or certification required for Tax purposes, the Holder shall be entitled to receive in exchange therefor the consideration set forth in Section 2.1(a). Such Teletrac Certificate so surrendered shall forthwith be canceled. No cash payment in respect of Teletrac Common Stock will be issued to a Person who is not the record owner of a surrendered Teletrac Certificate, unless
(i) the Teletrac Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either
(A) pay any transfer or other tax required by reason of such issuance or
(B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4, from and after the Effective Time, each Teletrac Certificate shall be deemed to represent the right to receive the consideration set forth in Section 2.1(a).

          (d) From and after the Effective Time, upon surrender to the Surviving Corporation of a Teletrac Warrant, including any information or certification required for Tax purposes, the holder of such Teletrac Warrant ("WARRANT HOLDER") shall be entitled to receive in exchange therefor the consideration set forth in Section 2.2(b) above and such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4, from and after the Effective Time, each Teletrac Warrant shall be deemed to represent the right to receive the consideration set forth in Section 2.2(b).

          (e) From and after the Effective Time, upon surrender to the Surviving Corporation of a Teletrac Option, including any information or certification required for Tax purposes, the holder of such Teletrac Option ("OPTIONEE") shall be entitled to receive from Trafficmaster and the Surviving Corporation in exchange therefor the consideration as set forth in Section 2.2(a) above, less applicable withholding taxes, and such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4, from and after the Effective Time, each Teletrac Option shall be deemed to represent the right to receive the consideration set forth in Section 2.2(a).

          (f) Any portion of the funds supplied to the Paying Agent which remains undistributed to any Holder or Warrant Holder for nine (9) months after the Effective Time shall be delivered to Trafficmaster, upon demand of Trafficmaster, and any such Holder or Warrant Holder who has not theretofore complied with this Section 2.4 shall thereafter look only to Trafficmaster (subject to abandoned property, escheat and other similar laws) only as general creditors of Trafficmaster with respect to any consideration set forth in Section 2.1 that may be payable upon surrender of their Teletrac Certificates, Teletrac Warrants or Teletrac Options.

          (g) If any Holder, Warrant Holder or Optionee fails to provide any information or certification required for Tax purposes, Trafficmaster shall withhold the amount required by law and remit the balance to such person.

          (h) Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Trafficmaster, the Surviving Corporation nor any party hereto shall be liable to any Holder, Warrant Holder or Optionee and for any consideration set forth in Section 2.1 or Section 2.2 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.5 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Teletrac Certificates shall have been lost, stolen or destroyed, Trafficmaster shall make in respect of such lost, stolen or destroyed Teletrac Certificates, upon the making of an affidavit of that fact by the holder thereof, a cash payment or payments equal to the Merger Consideration applicable to the shares of Teletrac Common Stock represented by such Teletrac Certificate; provided, however, that Trafficmaster may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Teletrac Certificate to deliver a bond in such sum as Trafficmaster may reasonably direct as indemnity against any claim that may be made against Trafficmaster with respect to the Teletrac Certificates alleged to have been lost, stolen or destroyed.

     2.6 APPRAISAL RIGHTS; DISSENTING SHARES. Any issued and outstanding shares of Teletrac Common Stock held by a person who has properly demanded an appraisal and perfected the right to dissent under the Delaware Law and who has not effectively withdrawn or lost such rights as of the Effective Time (the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights as are granted by the Delaware Law. Teletrac shall give Trafficmaster prompt notice upon receipt by Teletrac of any such written demands for payment of the fair value of such shares of Teletrac Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Delaware Law (any person duly making such demands being hereafter called a "DISSENTING STOCKHOLDER"). Any payments made in respect of Dissenting Shares shall be made by Trafficmaster. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such Dissenting Shares shall be converted into a right to receive a pro rata portion of the Merger Consideration in accordance with the applicable provisions of this Agreement.

     2.7 CONVERTED SHARES. The shares of Teletrac Common Stock, Teletrac Options and Teletrac Warrants that are cancelled and/or converted into the right to receive the Merger Consideration shall be collectively referred to herein as the "CONVERTED SHARES."

     2.8 ESCROW FUND. Prior to the Effective Time, Teletrac shall issue and deliver or cause to be delivered, directly to an escrow agent to be selected by the parties prior to the Effective Time (the "ESCROW AGENT"), a certificate representing 1,505,712 shares of Teletrac Common Stock in respect of the Disputed Claims, less such number of shares of Teletrac Common Stock as may have been distributed after the date hereof and before the Effective Time in respect of Disputed Claims which have been finally resolved, as provided by the Plan (the shares of Teletrac Common Stock so issued and delivered to the Escrow Agent being the "ESCROWED SHARES"). Upon compliance by the Escrow Agent with the provisions of Section 2.4 hereof, Trafficmaster shall pay or cause to be paid to the Escrow Agent the Initial Cash Consideration payable in respect of the Escrowed Shares (the "ESCROW AMOUNT"), which shall be held by the Escrow Agent pursuant to the terms set forth herein and an escrow agreement to be entered into by and among Trafficmaster, Teletrac, the Escrow Agent, and any other parties which Trafficmaster, Teletrac and the Escrow Agent shall agree, in a form to be agreed to by such parties which shall not be inconsistent with the Plan (the "ESCROW AGREEMENT") and released (together with interest actually earned thereon) upon final resolution of each Disputed Claim in proportion to the number of Escrowed Shares allocable thereto. If any Disputed Claims are not resolved prior to the delivery by Trafficmaster of any Earn-Out Amount, the portion of such Earn-Out Amount allocable to the Escrowed Shares shall be delivered to the Escrow Agent and held in an escrow fund pursuant to the terms of the Escrow Agreement. If any Disputed Claims are resolved prior to the delivery by Trafficmaster of any Earn-Out Amount, the portion of such Earn-Out Amount allocable to the Escrowed Shares shall be paid by Trafficmaster in accordance with the provisions of the Bankruptcy Court approving the resolution of the Disputed Claims. Until all Disputed Claims are finally resolved as provided in the Plan and to the extent that the Surviving Corporation retains decision making authority with respect to such Disputed Claims, the Surviving Corporation agrees to use commercially reasonable efforts to prosecute, defend against and/or settle such Disputed Claims in good faith.

                                ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF TELETRAC

     Teletrac makes to Trafficmaster and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof (the "DISCLOSURE STATEMENT"). The Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the Disclosure Statement shall qualify any Section of this Article III to which such disclosure reasonably relates.

     3.1 ORGANIZATION, ETC.

          (a) Each of Teletrac and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Teletrac and its Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. For the purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means any change, event or occurrence that is, or would reasonably be expected to be, materially adverse to the business, operations, assets (including intangible assets), financial condition or results of operations of Teletrac and its Subsidiaries taken as a whole.

          (b) Teletrac is not in violation of any provision of its certificate of incorporation or bylaws. None of Teletrac's Subsidiaries is in violation of its certificate of incorporation or other charter document or in material violation of its bylaws. Schedule 3.1(b) of the Disclosure Statement sets forth (i) the full name of each Subsidiary of Teletrac, its capitalization and the ownership interest of Teletrac and each other Person (if any) therein, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which Teletrac and each Subsidiary of Teletrac is qualified to do business as a foreign Person and (iv) the names of the current directors and officers of Teletrac and of each Subsidiary of Teletrac. Teletrac has made available to Trafficmaster accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of Teletrac and each of its Subsidiaries.

     3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Teletrac has full corporate power and authority to (i) execute and deliver this Agreement, and (ii) consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the vote of the board of directors and stockholders of Teletrac, and no other corporate proceedings on the part of Teletrac are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Teletrac and, assuming due authorization, execution and delivery by Trafficmaster and by Merger Sub, constitutes a valid and binding agreement of Teletrac, enforceable against Teletrac in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     3.3 NO VIOLATIONS, ETC. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("GOVERNMENT ENTITY") is necessary on the part of Teletrac for the consummation by Teletrac of the Merger and the other transactions contemplated hereby, or, except as would not have a Material Adverse Effect, for the exercise by Trafficmaster and the Surviving Corporation of full rights to own and operate the business of Teletrac and its Subsidiaries as presently being conducted, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the "EXCHANGE ACT"), state securities or "blue sky" laws and state takeover laws, (iii) applicable approvals by the Federal Communications Commission (the "FCC"), and (iv) applicable approvals from the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Amendment. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, nor compliance by Teletrac with all of the provisions hereof, nor the operation of the business of Teletrac and its Subsidiaries as presently being conducted will, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of Teletrac Common Stock at the Teletrac Special Meeting or any adjournment thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of Teletrac or any of its Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Teletrac, or any of its Subsidiaries, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Teletrac or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except for any such violation, breach or default that would not have a Material Adverse Effect. Schedule 3.3 of the Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any of Teletrac's or any of its Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, material contracts or agreements or other instruments or obligations.

     3.4 BOARD ACTION. The board of directors of Teletrac has (i) approved and adopted this Agreement, (ii) determined that this Agreement is fair to and in the best interests of the stockholders of Teletrac, (iii) resolved to recommend approval of this Agreement to the stockholders of Teletrac, and (iv) resolved that Teletrac take all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from the provisions of all applicable state antitakeover statutes and regulations, including, but not limited to,
Section 203 of the Delaware Law.

     3.5 CAPITALIZATION.

          (a) The authorized capital stock of Teletrac consists of 20,000,000 shares of Teletrac Common Stock. As of January 31, 2001, there were (i) 8,480,988 shares of Teletrac Common Stock outstanding, (ii) 13,300 treasury shares and (iii) 1,505,712 shares reserved for Disputed Claims under the Plan.

          (b) Except as set forth in Schedule 3.5(b) of the Disclosure Statement, there are no equity securities of any class of Teletrac, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. Except for the Teletrac Options, Teletrac Warrants and Teletrac Notes, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Teletrac to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Teletrac, or obligating Teletrac to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of Teletrac, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Teletrac.

          (c) True and complete copies of (i) the Teletrac Stock Plan, and the forms of all agreements and instruments relating to or issued thereunder, (ii) the form of Teletrac Warrants and (iii) the form of Teletrac Notes have been made available to Trafficmaster. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

          (d) Schedule 3.5(d) of the Disclosure Statement sets forth the following information with respect to Teletrac Options outstanding as of January 31, 2001: the aggregate number of shares issuable thereunder, the type of option and the exercise price. Each Teletrac Option was granted in accordance with the terms of the Teletrac Stock Plan. Except as provided in
Section 2.2 or as set forth in Schedule 3.5(d) of the Disclosure Statement, no action is required to be taken under the Indenture, the Teletrac Notes or the Teletrac Warrants in connection with the Merger or the transactions contemplated hereby.

          (e) At the Closing, Teletrac shall deliver Schedule 3.5(e) (the "CLOSING PAYMENT ALLOCATION SCHEDULE"), which (i) will identify the Holders, Warrant Holders and Optionees and (ii) will list the portion of the Initial Cash Consideration and (assuming full distribution of the Escrow Amount without any payments other than to Class 3 creditors under the Plan) Earn-Out Amount payable to each such person. Teletrac represents and warrants to Trafficmaster and Merger Sub that the Closing Payment Allocation Schedule will correctly identify each record holder of Teletrac Common Stock, Warrant Holder and Optionee and the calculation of Initial Cash Consideration and (assuming full distribution of the Escrow Amount without any payments other than to Class 3 creditors under the Plan) Earn-Out Amount payable to each such person and that the Closing Payment Allocation Schedule will not contravene the Delaware law, Teletrac's Certificate of Incorporation and Bylaws, the agreements evidencing Teletrac Options and Teletrac Warrants or any other contract, agreement or understanding to which Teletrac is a party pursuant to which any portion of the Initial Cash Consideration or Earn-Out Amount may be payable.

     3.6 SEC FILINGS. Teletrac has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since September 29, 1999 are referred to herein as the "TELETRAC SEC REPORTS"). All of the Teletrac SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT") and the Exchange Act. Accurate and complete copies of the Teletrac SEC Reports have been made available to Trafficmaster. As of their respective dates, the Teletrac SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.7 FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Teletrac SEC Reports (the "TELETRAC FINANCIAL STATEMENTS"), (a) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented in all material respects the consolidated financial position of Teletrac and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Teletrac, except as provided on
Schedule 3.7 hereto and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Teletrac contained in Teletrac's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "REFERENCE DATE") is hereinafter referred to as the "TELETRAC BALANCE SHEET."

     3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Teletrac nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise of the sort required under GAAP to be reflected on a balance sheet) other than (i) liabilities included in the Teletrac Balance Sheet and the related notes to the financial statements and (ii) normal or recurring liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice.

     3.9 ABSENCE OF CHANGES OR EVENTS. Except as contemplated by this Agreement or as set forth in Schedule 3.9, since the Reference Date no Material Adverse Effect has occurred and, in addition, Teletrac and its Subsidiaries have not, directly or indirectly:

          (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Teletrac or any of its Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Teletrac or a wholly owned Subsidiary of Teletrac);

          (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Teletrac or its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Teletrac or its Subsidiaries, other than pursuant to and in accordance with the Teletrac Stock Plan;

          (c) (i) created or incurred any indebtedness for borrowed money exceeding $300,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $300,000 in the aggregate,
(iii) entered into any oral or written agreement or any commitment or transaction or incurred any liabilities material to Teletrac and its Subsidiaries taken as a whole, or involving in excess of $300,000;

          (d) instituted any change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the Teletrac Financial Statements;

          (e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the Teletrac Balance Sheet;

          (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $300,000;

          (g) (i) increased in any manner the compensation of any of its directors or officers or, other than in the ordinary course of business, non-officer employees, (ii) granted any severance or termination pay to any Person, other than in the ordinary course of business or pursuant to the plans or policies of Teletrac or its Subsidiaries; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person except for such as would not, individually and in the aggregate exceed $300,000; (iv) adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Teletrac Options;

          (h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties, (including intangibles, real, personal or mixed);

          (i) amended its certificate of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (j) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Teletrac and its Subsidiaries in such calendar month resulted in such capital expenditures exceeding $300,000 in the aggregate;

          (k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

          (l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

          (m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

     3.10 CAPITAL STOCK OF SUBSIDIARIES. Teletrac is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Teletrac free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Teletrac or any Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. Teletrac does not directly or indirectly own any interest in any Person except the Subsidiaries.

     3.11 LITIGATION.

          (a) Except as set forth in Schedule 3.11 of the Disclosure Statement, there is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("ACTION") pending or, to the knowledge of Teletrac, threatened against Teletrac or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal. Except as set forth on Schedule 3.11(a), there is no Action pending or, to the knowledge of Teletrac, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. To the knowledge of Teletrac, there is no pending or threatened Action contesting the validity, ownership or right to use, sell, license or dispose of any Teletrac IP Rights, or asserting that any Teletrac IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Teletrac products, conflicts or will conflict with the rights of any other party.

          (b) Except as described on Schedule 3.11(b) of the Disclosure Statement, there is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which Teletrac, any Subsidiary of Teletrac, or any of their assets is or was a party or by which Teletrac, any Subsidiary of Teletrac, or any of their assets is bound, other than the rules, regulations, decisions and published policies of the FCC as applicable to services of the type and nature authorized by the FCC Licenses.

     3.12 INSURANCE. Schedule 3.12 of the Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of Teletrac and its Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $300,000 in the aggregate made against any such policies since September 29, 1999. All such policies are in effect, and true and complete copies of all such policies have been made available to Trafficmaster. Teletrac has not received written notice of the cancellation or threat of cancellation of any of such policies.

     3.13 CONTRACTS AND COMMITMENTS.

          (a) Except as filed as an exhibit to Teletrac's SEC Reports or as set forth in Schedule 3.13, neither Teletrac nor its Subsidiaries is a party to nor bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

               (i) agreements or arrangements with employees of Teletrac and its Subsidiaries that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

               (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of material assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

               (iv) agreements, contracts or commitments (A) relating to the acquisition, transfer, development, sharing, license (to or by Teletrac), or use of any Teletrac IP Right (as defined herein), except for any contract pursuant to which any Teletrac IP Right is licensed to Teletrac under any third party software license generally available to the public, or (B) with respect to the manufacturing, distribution or marketing of any products of Teletrac;

               (v) agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or which are with sole or single source suppliers;

               (vi) guarantees or other agreements, contracts or commitments under which Teletrac or any of its Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than Teletrac or its Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than Teletrac or its Subsidiaries and other than indebtedness or liabilities to Teletrac or its Subsidiaries);

               (vii) powers of attorney authorizing the incurrence of a material obligation on the part of Teletrac or its Subsidiaries;

               (viii) agreements, contracts or commitments which limit or restrict (A) where Teletrac or any of its Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Teletrac or any of its Subsidiaries;

               (ix) agreements, contracts or commitments containing any agreement with respect to a change of control of Teletrac or any of its Subsidiaries;

               (x) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by Teletrac or any of its Subsidiaries to customers in the ordinary course of business and consistent with past practice);

               (xi) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency; and

               (xii) any joint marketing or joint development agreement, or any license or distribution agreement relating to any Teletrac product.

          (b) Neither Teletrac nor any of its Subsidiaries, nor to Teletrac's knowledge any other party to a Teletrac Contract (as defined below), has breached, violated or defaulted under or received written notice that it has breached, violated or defaulted under, (nor does there exist, to Teletrac's knowledge, any condition that, with the passage of time or the giving of notice or both, would constitute such a breach, violation or default under), any material agreement, contract or commitment to which Teletrac or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which is filed as an Exhibit to Teletrac's SEC Reports or required to be disclosed in
Schedule 3.13(a) (any such agreement, contract or commitment, a "TELETRAC CONTRACT").

          (c) Each Teletrac Contract is a valid, binding and enforceable obligation of Teletrac and/or its Subsidiaries, and to Teletrac's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

          (d) An accurate and complete copy of each Teletrac Contract has been made available to Trafficmaster.

     3.14 LABOR MATTERS; EMPLOYMENT AND LABOR CONTRACTS.

          (a) None of Teletrac or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Teletrac or any of its Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of Teletrac and its Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Teletrac or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Teletrac or any of its Subsidiaries who are not currently organized. There are no controversies pending or, to the knowledge of Teletrac or any of its Subsidiaries, threatened, between Teletrac or any of its Subsidiaries and any of their respective employees, which controversies would have, individually or in the aggregate, a Material Adverse Effect.

          (c) Except as set forth in Schedule 3.14(c), neither Teletrac nor any of its Subsidiaries is a party to or bound by any employment agreements or arrangements that are not terminable at will by Teletrac or its Subsidiaries.

     3.15 COMPLIANCE WITH LAWS. Neither Teletrac nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency except as would not have a Material Adverse Effect. Teletrac and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except where such noncompliance does not have a Material Adverse Effect.

     3.16 INTELLECTUAL PROPERTY RIGHTS.

          (a) Teletrac and its Subsidiaries own or have the right to use all intellectual property used in or necessary to conduct their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "TELETRAC IP RIGHTS") except as set forth in Schedule 3.16(a) of the Disclosure Statement.

          (b) Schedule 3.16(b) of Disclosure Statement sets forth all Teletrac IP Rights which are patents, registered trade names, registered trademarks, registered service marks, domain names, registered copyrights and applications to register any of the foregoing, including the jurisdictions covered by the applicable registration or application.
Schedule 3.16(b) of the Disclosure Statement identifies any ongoing royalty or payment obligations with respect to, each Teletrac IP Right that is licensed to Teletrac by any Person (except for any Teletrac IP Right that is licensed to Teletrac under any third party software license commercially available to the public), and the agreement under which such Teletrac IP Right is being licensed or otherwise made available to Teletrac. Teletrac IP Rights (except for licensed rights), are free and clear of all encumbrances, except (i) as set forth in Schedule 3.16(b) of the Disclosure Statement, (ii) for any lien for current taxes not yet due and payable, or
(iii) for minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the rights subject thereto or materially impair the operations of Teletrac. To Teletrac's knowledge, Teletrac has the right to use, license and otherwise exploit all Teletrac IP Rights. Except as set forth in Schedule 3.16(b) of Disclosure Statement, Teletrac does not with any other Person jointly own or have joint rights to or, to Teletrac's knowledge, has not developed jointly with any other Person any Teletrac IP Right that is material to the business of Teletrac. Except as set forth in
Schedule 3.16(b) of the Disclosure Statement, there is no agreement or arrangement pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Teletrac IP Rights.

          (c) Teletrac has taken all commercially reasonable measures and precautions to protect and maintain the Teletrac IP Rights.

          (d) Except as set forth in Schedule 3.16(d) of the Disclosure Statement, to the knowledge of Teletrac, (i) Teletrac is not misappropriating or making any unlawful use of, and Teletrac has not at any time misappropriated or made any unlawful use, of, or received any notice or other communication (in writing or otherwise) of any alleged infringement, misappropriation or unlawful use of, any intellectual property rights owned or used by any other Person and (ii) no person is misappropriating, or making unlawful use of any of the Teletrac IP Rights.

          (e) Except as set forth in Schedule 3.16(e) of the Disclosure Statement, Teletrac has not licensed any of the Teletrac IP Rights to any Person on an exclusive basis.

          (f) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Teletrac IP Rights, and will not (i) cause the material modification of any terms of any licenses or agreements relating to any Teletrac IP Rights,
(ii) cause the forfeiture or termination of any Teletrac IP Rights, (iii) give rise to a right of forfeiture or termination of any Teletrac IP Rights or (iv) materially impair the right of Teletrac, the Surviving Corporation or Trafficmaster to use, sell or license any Teletrac IP Rights or portion thereof.

          (g) Neither the manufacture, marketing, license, sale nor intended use of any product or technology currently licensed or sold or under development by Teletrac or any of its Subsidiaries (i) violates in any material respect any license or agreement between Teletrac or any of its Subsidiaries and any third party or (ii) to the knowledge of Teletrac, infringes in any material respect any patents or other intellectual property rights of any other party.

          (h) Teletrac has provided to Trafficmaster a true and complete copy of its standard form of employee confidentiality agreement and has taken all commercially reasonable steps to ensure that all employees have executed such an agreement, and that all consultants or third parties with access to proprietary information of Teletrac have executed standard form nondisclosure agreements with regards to such information which to the knowledge of Teletrac are reasonably adequate to protect the Teletrac IP Rights.

          (i) Except as set forth in Schedule 3.16(i), neither Teletrac nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of Teletrac or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. Teletrac has taken all commercially reasonable steps to ensure that: (i) all current and former employees of Teletrac or any of its Subsidiaries, and all current and former consultants of Teletrac or any of its Subsidiaries who have provided services related to Teletrac IP Rights, have signed a Confidentiality and Inventions Agreement, substantially in the form attached hereto as Exhibit 3.16, to assign to Teletrac or its Subsidiaries any and all rights or claims in any Teletrac IP Rights, and (ii) Teletrac and its Subsidiaries possess signed copies of all such Confidentiality and Inventions Agreements by such employees and consultants.

     3.17 ACCOUNTS RECEIVABLE; INVENTORIES.

          (a) Except as set forth in the Teletrac Balance Sheet and as disclosed on Schedule 3.17, (i) each account receivable of Teletrac and its Subsidiaries (the "ACCOUNTS RECEIVABLE") represents a sale made in the ordinary course of business and which arose (to Teletrac's knowledge) pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and Teletrac and its Subsidiaries have performed all of their obligations to produce the goods or perform the services to which such Accounts Receivable relate, other than amounts recorded as deferred revenue, and (ii) to Teletrac's knowledge, no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof.

          (b) Subject to amounts reserved therefor on the Teletrac Balance Sheet, the values at which all inventories are carried on the Teletrac Balance Sheet reflect the historical inventory valuation policy of Teletrac and its Subsidiaries set forth in the Teletrac SEC Reports. Except as set forth on Schedule 3.17(b) of the Disclosure Statement, Teletrac and its Subsidiaries have good and marketable title to the inventories free and clear of all liens and encumbrances. Except as set forth on Schedule 3.17(b) of the Disclosure Statement, the inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving beyond amounts reserved on the Teletrac Balance Sheet. The inventories do not consist of any items held on consignment. Neither Teletrac nor any of its Subsidiaries is under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business and consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since the Teletrac Reference Date. Subject to the amounts reserved therefor on the Teletrac Balance Sheet and except as set forth on
Schedule 3.17(b) of the Disclosure Statement, the inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.

     3.18 ORDER BACKLOG. Schedule 3.18 of the Disclosure Statement contains a list of the aggregate orders for the products of Teletrac and its Subsidiaries as of the Teletrac Reference Date and as of January 31, 2001, and identifies each customer included in the backlog and the range of products and prices by customer constituting the backlog. Except as set forth on Schedule 3.18, all such orders have been included in backlog on a basis consistent with Teletrac's historical practices and to Teletrac's knowledge there is no customer who has placed an order included in such backlog who has refused or who has given written notice to Teletrac that it intends to refuse delivery of any ordered products in accordance with the terms of such orders.

     3.19 PRODUCT AND SERVICE WARRANTIES. The standard written forms of product and service warranties and guarantees utilized by Teletrac and its Subsidiaries as of the date of this Agreement have been provided to Trafficmaster. Except as set forth on Schedule 3.19 of the Disclosure Statement, since September 29, 1999, neither Teletrac nor any Subsidiary or any of their affiliates have made any other written material warranties (which remain in effect) with regard to products and/or services supplied by Teletrac or its Subsidiaries.

     3.20 TAXES.

          (a) For the purposes of this Agreement, a "TAX" or, collectively, "TAXES," means (i) any and all federal, state, local, foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; and (ii) any liability for the payment of any amounts described in clause (i) as a result of being a successor to or transferee of any individual or entity or a member of an affiliated, consolidated or unitary group for any period (including pursuant to Treas. Reg. ss. 1.1502-6 or comparable provisions of state, local or foreign tax law). For purposes of this Agreement, a "RETURN" or "TAX RETURN" refers to any federal, state, local or foreign return, estimate, information statement or report dealing with Taxes.

          (b) (i) Teletrac and each of its Subsidiaries have filed all returns, estimates, information statements and reports relating to Taxes ("RETURNS") required to be filed by them prior to Closing, and such Returns are, in all material respects, true and correct and completed in accordance with applicable law. Schedule 3.20(b) of the Disclosure Statement lists all jurisdictions in which Returns are required to be filed by Teletrac and its Subsidiaries (or have been required since January 1, 1999) and the types of Returns required to be filed in each such jurisdiction.

               (ii) Teletrac and each of its Subsidiaries have (A) timely paid all Taxes due and payable by them as shown on the Returns, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on the Teletrac Financial Statements, described in paragraph (iii) below, and being contested in good faith by appropriate proceedings), (C) established adequate reserves in accordance with GAAP on the Teletrac Financial Statements for all Taxes attributable to periods covered by such statements that are not yet due and payable, and (D) properly reserved, in accordance with GAAP, for all Taxes not yet due but which are expected to become due and payable in the future.

               (iii) Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes in writing, or to the actual knowledge of the executive officers of Teletrac, is threatening to assert any claims for Taxes. No Tax deficiency notice or notice of assessment of collection for Taxes (other than for Taxes that are not yet due or delinquent) has been received in writing by Teletrac. No audit or, to Teletrac's knowledge, other examination of any Return of Teletrac or any of its Subsidiaries is presently in progress, nor have Teletrac or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No power of attorney to deal with or with respect to Tax matters or waiver of any statute of limitations with respect to Taxes has been granted or given by or with respect to Teletrac or its Subsidiaries. The relevant statute of limitations for the assessment or proposal of a deficiency for income Taxes has expired for all years before fiscal year 1997.

               (iv) Teletrac and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected with respect to their operations, including withholdings on payments to Teletrac or its Subsidiaries for sales and use taxes, payments by Teletrac or its Subsidiaries to employees or independent contractors on account of federal, state, and foreign income Taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act, or payments to foreign persons.

               (v) There are no liens for Taxes upon the assets of Teletrac or any of its Subsidiaries (other than liens for property Taxes that are not yet due or delinquent).

               (vi) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Teletrac or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Internal Revenue Code of 1986, as amended (the "CODE").

               (vii) None of Teletrac nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Teletrac.

               (viii) Neither Teletrac nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Teletrac.

               (ix) Neither Teletrac nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treas. Reg. ss. 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

               (x) Teletrac has made available to Trafficmaster true copies of all Returns that Teletrac or its Subsidiaries have filed since September 29, 1999 and true copies of all correspondence and other written submissions to or communications with any Tax authorities. No closing agreement, written ruling, or determination letter with respect to Taxes, or any equivalent written decision from a foreign jurisdiction, has been received from, and no closing or other similar agreement as been executed with, any Tax or other governmental authority that will be binding upon Teletrac after the Closing.

               (xi) None of the assets of Teletrac is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (xii) Teletrac has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise that would require the recognition of income by Teletrac after the Closing.

               (xiii) Teletrac is not and since September 29, 1999 has not been a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

               (xiv) Except as set forth on Schedule 3.20(b) of the Disclosure Statement, none of Teletrac nor any of its Subsidiaries has indemnified any person against Tax in connection with any arrangement for the leasing of real or personal property, except for indemnity with respect to acts of Teletrac or its Subsidiaries.

               (xv) None of Teletrac and its Subsidiaries has or has had operations or assets outside of the United States taxable as a "branch" by the United States or as a "permanent establishment" by any foreign country.

               (xvi) Except as set forth on Schedule 3.20(b) of the Disclosure Statement, neither Teletrac nor any of its Subsidiaries has been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years.

               (xvii) Teletrac is not a United States real property holding company under Section 897 of the Code.

     3.21 EMPLOYEE BENEFIT PLANS; ERISA.

          (a) Except as set forth on Schedule 3.21 of the Disclosure Statement, there are no "employee pension benefit plans" as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("PENSION PLANS"), "welfare benefit plans" as defined in
Section 3(1) of ERISA ("WELFARE PLANS"), stock bonus, stock option, restricted stock, stock appreciation right or stock purchase plans, or material bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other material employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by Teletrac or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined) or to which Teletrac or any of its Subsidiaries or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "EMPLOYEE BENEFIT PLANS") with respect to employees or former employees of Teletrac, its Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA AFFILIATE" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation Teletrac or a Subsidiary.

          (b) Teletrac and each of its Subsidiaries, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) All contributions to, and payments from, the Pension Plans which are required to have been made prior to the date hereof in accordance with the Pension Plans have been timely made.

          (d) All of Teletrac's Pension Plans intended to qualify under
Section 401 of the Code have been determined by the IRS to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification and which cannot be corrected without material liability, penalty or tax under ERISA or the Code.

          (e) There are no (i) investigations pending by any Government Entity involving the Pension Plans or Welfare Plans, nor (ii) pending or, to the knowledge of Teletrac, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension or Welfare Plan, against the assets of any of the trusts under any Pension or Welfare Plan or against any fiduciary of any Pension or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, which, if determined adversely to Teletrac, would have a Material Adverse Effect.

          (f) None of Teletrac, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that would have a Material Adverse Effect.

          (g) None of Teletrac, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have any material liability with respect to any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

          (h) Neither Teletrac, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

          (i) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Trafficmaster: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions relating to the Employee Benefit Plans, (iii) the most recent Form 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

          (j) None of the Welfare Plans maintained by Teletrac or any of its Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. Teletrac and each of its Subsidiaries which maintain a "GROUP HEALTH PLAN" within the meaning of
Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

          (k) No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Teletrac or any of its Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

          (l) Except as set forth in Schedule 3.21(l) of the Disclosure Statement, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Teletrac or any of its Subsidiaries under any Employee Benefit Plan.

          (m) Schedule 3.21(m) of the Disclosure Statement lists each Foreign Plan (as hereinafter defined). Teletrac and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, have a Material Adverse Effect. For purposes hereof, the term "FOREIGN PLAN" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Teletrac or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

          (n) To the best of Teletrac's knowledge, there are no claims, suits or facts concerning the operation or benefits of any Employee Benefit Plan other than a Pension or Welfare Plan except for those which would not, individually or in the aggregate, give rise to any liability which would have a Material Adverse Effect.

          (o) Except as set forth on Schedule 3.21(o), each of the Employee Benefit Plans and the Foreign Plans can be terminated by Teletrac within a period of 30 days following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount, except such contributions or payments which arise out of acts or omissions (other than an act of termination) by the Surviving Corporation after the Closing.

     3.22 ENVIRONMENTAL MATTERS.

          (a) For purposes of this Agreement:

               (i) "ENVIRONMENT" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

               (ii) "ENVIRONMENTAL LAW" means any applicable law or regulation, now in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the Environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the Environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 USC 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., the Federal Food Drug and Cosmetic Act 21 USC, 136 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent state and local ordinances and statutes, and statutes and ordinances in countries other than the United States of America.

               (iii) "ENVIRONMENTAL PERMIT" shall mean any applicable permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any federal, state or local government or regulatory entity pursuant to any Environmental Law.

               (iv) "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

          (b) Except for such matters that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect:

               (i) Each of Teletrac and its Subsidiaries possesses all Environmental Permits required under applicable Environmental Laws to conduct its current business and to use and occupy the Current Real Property (as defined herein) for its current business. All Environmental Permits are in full force and effect and Teletrac and each of its Subsidiaries are, and to Teletrac's knowledge have, at all times been in compliance with the terms and conditions of such Environmental Permits.

               (ii) To Teletrac's knowledge, there are no facts or circumstances indicating that any Environmental Permits possessed by Teletrac or any of its Subsidiaries would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any Environmental Permits possessed by Teletrac or any of its Subsidiaries relating to their current business and the Current Real Property has been taken.

               (iii) To Teletrac's knowledge, the execution and delivery of this Agreement and the consummation by Teletrac of the Merger and other transactions contemplated hereby (and thereby), the operation by Trafficmaster and the Surviving Corporation of the business of Teletrac and its Subsidiaries after the Closing as presently conducted and the use and occupation by Trafficmaster and the Surviving Corporation of the Current Real Property after the Closing as presently used and occupied will not affect the validity or require the transfer of any Environmental Permits held by Teletrac or any of its Subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

               (iv) To the knowledge of Teletrac, all previous owners, lessees and occupants of the real property currently owned, leased or occupied by Teletrac and its Subsidiaries (the "CURRENT REAL PROPERTY") or of the real property previously owned, leased or occupied by Teletrac and its Subsidiaries (the "FORMER REAL PROPERTY" and, together with the Current Real Property, the "REAL PROPERTY"), are in compliance with, and within the period of all applicable statutes of limitation, have complied with all applicable Environmental Laws and have not received notice of any liability under any Environmental Law. Teletrac and its Subsidiaries are in compliance with, and within the period of all applicable statutes of limitation, have complied with all applicable Environmental Laws and have not received notice of any liability under any Environmental Law. No portion of any of the Current Real Property is and, to the knowledge of Teletrac, no portion of any of the Former Real Property is in violation of any Environmental Law.

               (v) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding or request for information pending or any liability to sample, investigate or clean up any of the Current Real Property or to the knowledge of Teletrac, the Former Real Property, including but not limited to ground water beneath such Real Property. To Teletrac's knowledge, there is no act, omission, event or circumstance giving rise or likely to give rise in the future to any such action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding, or request or any such liability or other liabilities against Teletrac, any of its Subsidiaries or against any person or entity, in connection with which liability is attributed by law or contract to Teletrac or any of its Subsidiaries.

               (vi) To Teletrac's knowledge, no property or facility presently or formerly owned or operated or leased by Teletrac or any of its present or former Subsidiaries or by any respective predecessor in interest is listed or proposed for listing, nor are there are any facts or circumstances which would or might give rise to such an entry on the National Priorities List or the CERCLA Information System ("CERCLIS"), both under the CERCLA or on any comparable list established under any state or local Environmental Law of a country other than the United States of America, nor has Teletrac or any of its Subsidiaries received any notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state or local law.

               (vii) To Teletrac's knowledge, there has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by Teletrac or any of its Subsidiaries on, at, or under any Real Property, and to Teletrac's knowledge, there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any Real Property, or at any other location, in each case that requires investigation, removal, remedial or corrective action under Environmental Law, by Teletrac or any of its Subsidiaries resulting in costs in excess of, U.S. $500,000, individually or in the aggregate, to Teletrac or any of its Subsidiaries.

               (viii) To Teletrac's knowledge,(A) other than cleaning and office supplies normally used in the operation of an office, Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released on any Real Property; (B) Teletrac and its Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Law and Environmental Permits; and (C) neither Teletrac nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or country list.

               (ix) To Teletrac's knowledge, (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any Real Property and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any Real Property.

               (x) Teletrac and its Subsidiaries have taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Teletrac or any of its Subsidiaries thereunder.

          (c) Teletrac has made available to Trafficmaster all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of Teletrac and its Subsidiaries concerning the existence of Hazardous Materials at the Real Property concerning compliance by Teletrac and its Subsidiaries with, or liability under, any Environmental Law.

     3.23 FCC LICENSES. Teletrac and its Subsidiaries have operated their respective businesses in material compliance with the terms of the licenses or authorizations issued by the FCC to Teletrac and its Subsidiaries, other than those erroneously listed as active in the FCC's records or relating to a prior licensing scheme (all such licenses other than those erroneously listed as active or relating to a prior licensing scheme, the "FCC LICENSES"), and in material compliance with the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT") and the FCC's rules. All of the FCC Licenses are listed on Schedule 3.23 of the Disclosure Statement. Teletrac and each of its Subsidiaries has timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to Teletrac's business and has timely paid all FCC regulatory fees with respect thereto except for such failures to comply as would not, individually or in the aggregate, result in the rescission, revocation or non-renewal of any of the FCC License or in the imposition of any material fine or forfeiture. Teletrac and its Subsidiaries have, and are the authorized legal holders of, all FCC Licenses necessary or used in the operation of Teletrac's business. There are no conditions on the FCC Licenses that would have a Material Adverse Effect on such FCC Licenses or their intended use other than those as set forth on the face of the FCC Licenses or in statutes and FCC rules and policies of general applicability to the holders of licenses or authorizations issued by the FCC, including particularly Section 90.363 of the FCC's rules, 47 C.F.R. Section 90.3636 for the LMS service pertaining to multilateration automatic vehicle monitoring (AVM) systems licensed on or before February 3, 1995. All of the FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of Teletrac or any of its Subsidiaries, except as provided in Schedule 3.23 and for any event or occurrence arising as a result of the transactions contemplated hereby. Teletrac and its Subsidiaries have filed or will timely file in a timely manner applications to renew its FCC Licenses. As of the date hereof, no application, action or proceeding is pending for the renewal of any of the FCC Licenses as to which any petition to deny has been filed and, to Teletrac's knowledge, there is not before the FCC any investigation, proceeding, notice of violation or order of forfeiture relating to Teletrac's business, and Teletrac has no knowledge of any basis that could reasonably be expected to cause the FCC not to renew any of the FCC Licenses (other than proceedings of general applicability to Teletrac's industry to amend FCC rules or the Communications Act). There is not pending and, to Teletrac's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the FCC Licenses.

     3.24 FINDERS OR BROKERS. Neither Teletrac nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

     3.25 TITLE TO PROPERTY. Teletrac and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Teletrac Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Teletrac Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens which would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.25 of the Disclosure Statement identifies each parcel of real property owned or leased by Teletrac or any of its Subsidiaries.

     3.26 BANKRUPTCY MATTERS.

          (a) The order confirming the Plan has become final, and has not been vacated, reversed, modified or stayed, and no proceeding seeking to vacate, modify or stay the Plan or the confirmation order is pending.

          (b) The Plan was confirmed in the form appended as Exhibit 2.2 to Teletrac's Form 8-K for September 30, 1999, and has not been modified.

          (c) The effective date of the Plan was September 29, 1999.

          (d) Except as set forth in Schedule 3.26(d) of the Disclosure Statement, any objections regarding the allowance of claims or the implementation of the Plan have been resolved by final orders which have not been vacated, modified or reversed and are not the subject of any pending appeal or stay.

          (e) To Teletrac's knowledge, no creditor or other claimant holding a claim which arose prior to September 29, 1999 has asserted in writing and filed with the Bankruptcy Court or any court of competent jurisdiction that the Plan is not binding on such creditor or claimant.

          (f) Teletrac is not in default of any of its material obligations under the Plan.

     3.27 KNOWLEDGE. For purposes hereof, references to the Company's knowledge or awareness, and other phrases of similar import, shall mean and include only the knowledge or awareness of Steven Scheiwe, the Company's Chief Executive Officer and General Counsel, Alan Howe, the Company's Chief Financial Officer, Charles Scheiwe, the Company's Controller, and with respect to matters involving tower leases, pending or threatened litigation and legal matters, Michael Gaddis.

                                 ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF TRAFFICMASTER AND MERGER SUB

     Trafficmaster and Merger Sub make to Teletrac the representations and warranties contained in this Article IV.

     4.1 ORGANIZATION, ETC. Each of Trafficmaster and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Trafficmaster and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of each of Trafficmaster and Merger Sub, as applicable, and no other corporate proceedings on the part of either Trafficmaster or Merger Sub are necessary to authorize this Agreement or the Escrow Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Trafficmaster and Merger Sub, as applicable, and, assuming due authorization, execution and delivery by Teletrac, constitutes a valid and binding agreement of each of Trafficmaster and Merger Sub as applicable, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     4.3 NO VIOLATIONS, ETC. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Trafficmaster or Merger Sub for the consummation by Trafficmaster or Merger Sub of the Merger or the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) the applicable requirements of the Exchange Act, state securities or "blue sky" laws, and state takeover laws, (iii) Trafficmaster's obligation to announce the Agreement pursuant to the rules of the London Stock Exchange, and (iv) applicable approvals by the FCC. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Trafficmaster and Merger Sub with all of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the charter documents of Trafficmaster or Merger Sub, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Trafficmaster, Merger Sub or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Trafficmaster or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, except for any such violation, breach or default that would not have a material adverse effect on the ability of Trafficmaster or Merger Sub to perform their obligations under this Agreement.

     4.4 LITIGATION. There is no Action pending or threatened against Trafficmaster or Merger Sub (i) with respect to which there is a reasonable likelihood of a determination which would, individually or in the aggregate, have a material adverse effect on the ability of Trafficmaster or Merger Sub to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Trafficmaster or Merger Sub is subject to any outstanding orders, rulings, judgments or decrees which, individually or in the aggregate, would have a material adverse effect on the ability of Trafficmaster or Merger Sub to perform its obligations under this Agreement.

     4.5 AVAILABILITY OF FUNDS. Trafficmaster has available, and will have available on the Closing Date and thereafter, sufficient funds to enable Trafficmaster to consummate the transactions contemplated by this Agreement and fully perform its obligations hereunder, including timely payment in full of the Merger Consideration and of the payments to holders of the 9% Teletrac Notes and the 12% Teletrac Notes required under Section 2.2 hereof.

     4.6 NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of the Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any liability or obligation nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

     4.7 FCC QUALIFICATIONS. Neither Trafficmaster nor Merger Sub knows of any facts relating to either of them or to their organization, ownership or operation that could reasonably be expected to delay, preclude or impede the grant of the FCC Consents. Neither Trafficmaster nor Merger Sub is owned or controlled directly by a foreign government. The aggregate ownership and the aggregate voting rights in each of Trafficmaster and Merger Sub directly or indirectly attributable to entities controlled by foreign governments is less than 25%.

                                 ARTICLE V

                                 COVENANTS

     5.1 CONDUCT OF BUSINESS DURING INTERIM PERIOD. Except as contemplated or required by this Agreement or as expressly consented to by Trafficmaster, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Teletrac and its Subsidiaries will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice and, (ii) use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function, to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither Teletrac nor any of its Subsidiaries will, without the prior written consent of Trafficmaster, directly or indirectly, do any of the following:

          (a) except in the ordinary course of business, enter into, violate, amend or otherwise modify or waive any of the terms of, (i) any license or partnership, joint venture, or other agreement relating to the joint development or transfer of technology or Teletrac IP Rights; or (ii) any other agreements, commitments or contracts;

          (b) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of assets or securities, any disposition of assets or securities, any change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other business alliance;

          (c) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered;

          (d) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

          (e) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency;

          (f) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

          (g) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

          (h) split, combine or reclassify any shares of its capital stock;

          (i) issue any capital stock or other options, warrants or rights to purchase or acquire capital stock or change the terms of any such outstanding securities, except that Teletrac may issue capital stock upon the exercise of options, warrants or rights outstanding as of the date of this Agreement;

          (j) waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Teletrac determines in good faith that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that Teletrac consults with Trafficmaster prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (k) in respect of any Taxes, make or change any material election change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law; or

          (l) take or agree to take any of the actions described in Section
3.9.

     5.2 NO SOLICITATION.

          (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Teletrac and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates, agents or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.2(c)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or
(v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined in Section 5.2(c)). Notwithstanding anything to the contrary contained in this Section 5.2 or in any other provision of this Agreement, Teletrac and its board of directors (i) may participate in discussions or negotiations with or furnish non-public information to any Third Party (as defined in Section 5.2(c)) that has made an unsolicited Acquisition Proposal (a "POTENTIAL ACQUIROR") and/or (ii) subject to the provisions of Section 5.4(c), may approve or accept an unsolicited Acquisition Proposal, in each case only if the board of directors of Teletrac determines in good faith (A) that such Acquisition Proposal is a Superior Proposal (as defined in Section 5.2(d) hereof), and (B) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve or accept an Acquisition Proposal would violate the board's fiduciary duties under applicable law. Teletrac may not furnish any non-public information to a Potential Acquiror unless it is furnished pursuant to a confidentiality agreement containing provisions at least as favorable to Teletrac as the confidentiality provisions contained herein and is simultaneously provided to Trafficmaster. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this
Section 5.2(a) by any executive officer, director or employee with knowledge of the provisions of this Section 5.2(a), of Teletrac or any of its Subsidiaries, or any investment banker, attorney or other advisor or representative of Teletrac or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by Teletrac.

          (b) In addition to the obligations of Teletrac set forth in
Section 5.2(a), Teletrac as promptly as practicable, and in any event within 24 hours of receipt of an Acquisition Proposal from a Third Party, shall advise Trafficmaster orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which Teletrac reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Teletrac will keep Trafficmaster informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

          (c) For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal made by a Third Party (as defined below) relating to any Acquisition Transaction. For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving: (i) any purchase from Teletrac or acquisition by any Person (or any group of Persons acting in concert for the specific purpose of allowing Teletrac to evade the provisions of this Section 5.2) other than Trafficmaster, Teletrac or Merger Sub or any affiliate thereof (a "THIRD PARTY") of 15% or more of the total interest in the total outstanding voting securities of Teletrac or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Person (or its shareholder) beneficially owning 15% or more of the total outstanding voting securities of Teletrac or any of its Subsidiaries;
(ii) any merger, consolidation, business combination or similar transaction involving Teletrac or any of its Subsidiaries; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of a material portion of the assets of Teletrac; (iv) any liquidation or dissolution of Teletrac; or (v) the acquisition by a Third Party (or potential acquisition upon the completion of a transaction or series of related transactions) of control of the board of directors of Teletrac or the election or appointment of nominees of a Third Party (or the ability of a Third Party to elect or appoint its nominees) to a majority of the seats on the board of directors of Teletrac.

          (d) The term "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal, made in writing and not initiated, solicited or encouraged in violation of Section 5.2(a) of this Agreement, on terms which the board of directors of Teletrac determines in good faith to be more favorable to Teletrac and its stockholders or to its stockholders than the Merger for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of Teletrac is reasonably capable of being financed by the Potential Acquiror.

     5.3 ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, Teletrac will afford Trafficmaster and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Trafficmaster and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time request, subject to the confidentiality restrictions set forth herein.

     5.4 NOTICE TO STOCKHOLDERS; BOARD RECOMMENDATION.

          (a) Promptly after the date hereof, Teletrac will provide prompt notice to those Holders who have not previously approved the adoption of this Agreement and the consummation of the Merger and will take any other action required by Delaware Law to obtain their approval and adoption of this Agreement and approval of the Merger.

          (b) Nothing herein shall prevent the board of directors of Teletrac from withholding, withdrawing, amending or modifying its recommendation that Teletrac stockholders vote in favor of and adopt and approve this Agreement and approve the Merger if (i) a Superior Proposal is made to Teletrac and is not withdrawn, (ii) Teletrac shall have provided written notice to Trafficmaster (a "NOTICE OF SUPERIOR PROPOSAL") advising Trafficmaster that Teletrac has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal, (iii) Trafficmaster shall not have, within five business days of Trafficmaster's receipt of the Notice of Superior Proposal, made an offer that the board of directors of Teletrac by a majority vote determines in its good faith judgment to be at least as favorable to Teletrac's stockholders as such Superior Proposal (it being agreed that the board of directors of Teletrac shall convene a meeting to consider any such offer by Trafficmaster promptly following the receipt thereof), (iv) after such board meeting, the board of directors of Teletrac shall have concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the board of directors of Teletrac to comply with its fiduciary obligations to Teletrac's stockholders under applicable law and (v) Teletrac shall not have violated any of the restrictions set forth in
Section 5.2 or this Section 5.4.

     5.5 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Trafficmaster, Merger Sub and Teletrac shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) obtaining all necessary governmental and private party consents, approvals or waivers, including, without limitation, the applicable approvals by the FCC, (b) promptly filing a notification with CFIUS and responding as promptly as practicable to any inquiries received from CFIUS for additional information and documentation, and (c) lifting any legal bar to the Merger. Trafficmaster shall cause Merger Sub to perform all of its obligations under this Agreement and shall not take any action which would cause Teletrac to fail to perform its obligations hereunder.

     5.6 CONFIDENTIALITY. No party to this Agreement shall use or disclose any non-public information obtained from another party for any purpose unrelated to the Merger, and, if this Agreement is terminated for any reason whatsoever, each party shall return to the other all originals and copies of all documents and papers containing non-public technical, financial, and other information furnished to such party pursuant to this Agreement or during the negotiations which preceded this Agreement, and shall neither use nor disclose any such information except to the extent that such information is available to the public, is rightfully obtained from third parties or is independently developed. The provisions of this
Section 5.6 shall supersede any prior confidentiality and nondisclosure obligations previously agreed to between the parties whether written or oral.

     5.7 PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Trafficmaster, Merger Sub and Teletrac agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or by the rules and regulations of or listing agreement with the London Stock Exchange or as may otherwise be required by of the SEC or English securities authorities.

     5.8 NOTIFICATION OF CERTAIN MATTERS. Each of Teletrac and Trafficmaster shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of Teletrac and Trafficmaster shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

     5.9 RESIGNATION OF DIRECTORS AND OFFICERS. Prior to the Effective Time, Teletrac shall deliver to Trafficmaster the resignations of such directors and officers of Teletrac and its Subsidiaries as Trafficmaster shall specify at least ten business days prior to the Closing, effective at the Effective Time.

     5.10 TELETRAC SEC FILINGS. Teletrac will deliver promptly to Trafficmaster true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present in all material respects the consolidated financial position of Teletrac and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     5.11 APPRAISAL RIGHTS. Teletrac and Trafficmaster will take all necessary and appropriate action to enable the holders of Teletrac Common Stock to exercise appraisal rights under Section 262 of the Delaware Law and otherwise to comply with the terms of such statute.

     5.12 CERTIFICATE OF INCORPORATION; INSURANCE. The Articles of Incorporation and bylaws of the Surviving Corporation shall contain the provisions providing for exculpation of director and officer liability and indemnification to the fullest extent permitted by the Delaware General Corporations Law. Trafficmaster and Merger Sub shall each cause the Surviving Corporation to maintain in effect such provisions in the Articles of Incorporation and bylaws of the Surviving Corporation providing for exculpation of director and officer liability and indemnification to the fullest extent permitted from time to time under the Delaware General Corporations Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of such officers and directors' indemnification rights. Trafficmaster or the Surviving Corporation shall maintain Teletrac's existing directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, however, that Trafficmaster may substitute therefor policies of substantially similar coverage and amounts (with carriers comparable to Teletrac's existing carriers) containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is canceled during such period, Teletrac or the Surviving Corporation shall use their reasonable efforts to obtain substantially similar D&O Insurance, and provided further that Trafficmaster and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The directors and officers of Teletrac are third party beneficiaries of this Section 5.12.

     5.13 EMPLOYEE BENEFITS. At the Effective Time, the employees of Teletrac and its Subsidiaries shall continue employment in the same positions and at the same level of base wages and/or base salary; provided, however, except as may be specifically required by applicable law or any contract, neither Trafficmaster or the Surviving Corporation, on the one hand, nor any employee, on the other hand, shall be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. After the Closing Date, Trafficmaster and Merger Sub shall each cause Teletrac to grant to all individuals who are, as of the Closing Date, employees of Teletrac or any of its Subsidiaries credit for all service with Teletrac, any of its present and former Subsidiaries, any parent of Teletrac and their respective predecessors (collectively, the "TELETRAC AFFILIATED GROUP") prior to the Closing Date for all purposes for which service is recognized under each employee benefit plan of Trafficmaster or Merger Sub and each Teletrac Employee Benefit Plan. Benefit plans which provide medical, dental or life insurance benefits after the Closing Date to any individual who is an active or former employee of the Teletrac Affiliated Group as of the Closing Date (an "EMPLOYEE") or a dependent of an Employee (a "DEPENDENT") shall, with respect to such individuals, waive any waiting periods and any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Closing Date by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions to the extent taken under any applicable Teletrac Employee Benefit Plan. Without limiting the generality of any other provision of this Agreement, after the Closing Date, Trafficmaster and Merger Sub shall each cause Teletrac and its Subsidiaries to honor and fully perform all the obligations under (i) all written Contracts with any Employee and (ii) all Teletrac Employee Benefit Plans. After the Closing Date, the Teletrac Employee Benefit Plans shall not be terminated or amended in any manner that would adversely affect the benefits of any Employee or Dependent which have accrued prior to the Closing Date, provided that nothing herein shall prevent or restrict Teletrac from terminating any Teletrac Employee Benefit Plan at any time or from amending or otherwise modifying the terms of such Teletrac Employee Benefit Plan with respect to benefits accrued after the Closing Date. The Employees shall not be third party beneficiaries of this
Section 5.13.

                                 ARTICLE VI

                CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

     6.1 STOCKHOLDER NOTICE. Teletrac shall have given prompt notice, as required by the Delaware Law, to the Holders who have not previously approved and adopted the Agreement and approved the Merger.

     6.2 GOVERNMENT CLEARANCES. All orders and approvals of the FCC and CFIUS required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made. Other than the filing of the Certificate of Merger which shall be accomplished as provided in
Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity, the failure of which to obtain or comply with prior to the Effective Time would have a Material Adverse Effect, shall have been obtained or filed.

     6.3 STATUTE OR DECREE. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

     6.4 FDEE RE-RELEASE. The customer testing relating to the Re-release of FDEE as set forth in Section 2.3(c) shall have taken place in the period between March 8, 2001 and March 22, 2001 and the four (4) subscribers participating in such test shall have provided their comments in writing to Teletrac.

                                ARTICLE VII

        CONDITIONS TO THE OBLIGATIONS OF TELETRAC AND TRAFFICMASTER

     7.1 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TELETRAC. The obligations of Teletrac to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Teletrac:

          (a) The representations and warranties of Trafficmaster and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement or that, individually, or in the aggregate, do not have a material adverse effect on their ability to fully and timely perform their obligations hereunder, and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

          (b) Trafficmaster and Merger Sub shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (c) Trafficmaster and Merger Sub shall have furnished certificates of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

          (d) Teletrac shall have received the opinions of Trafficmaster's counsel, Addleshaw Booth & Co. and Heller Ehrman White & McAuliffe LLP, dated as of the Closing Date, in form standard for transactions of this type and reasonably satisfactory to Teletrac.

          (e) At the Effective Time, neither Trafficmaster nor Merger Sub will be owned or controlled directly by a foreign government.

          (f) All actions, proceedings, instruments, resolutions, certificates and documents reasonably requested by Teletrac to be executed and delivered to Teletrac in order to carry out this Agreement and to consummate the Merger, shall be reasonably satisfactory to Teletrac and its counsel.

     7.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TRAFFICMASTER AND MERGER Sub. The obligations of Trafficmaster and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by
Trafficmaster:

          (a) The representations and warranties of Teletrac contained in this Agreement shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement or that, individually or in the aggregate, would not have a Material Adverse Effect and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

          (b) Teletrac shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) Teletrac shall have furnished certificates of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and
(b) of this Agreement.

          (d) Any consents, approvals, notifications, disclosures, and filings and registrations listed in Schedule 7.2(d) of the Disclosure Statement shall have been obtained or made.

          (e) Teletrac shall, prior to the Closing Date, provide Trafficmaster with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") FIRPTA notification letter which states that shares of capital stock of Teletrac do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Trafficmaster's obligations under Treasury Regulation Section 1.445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA notification letter, Teletrac shall provide to Trafficmaster, as agent for Teletrac, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Trafficmaster to deliver such notice form to the Internal Revenue Service on behalf of Teletrac upon the Closing.

          (f) Teletrac shall have delivered to Trafficmaster the resignations of such directors and officers of Teletrac and its Subsidiaries as Trafficmaster shall specify at least ten days prior to the Closing, effective at the Effective Time.

          (g) The aggregate number of shares of Teletrac Common Stock demanding or purporting to demand appraisal rights under Section 262 of the Delaware Law shall not exceed 30% of the outstanding shares of Teletrac Common Stock immediately prior to the Effective Time.

          (h) There shall not have occurred, since the date hereof, any Material Adverse Effect.

          (i) Trafficmaster shall have received an opinion of Teletrac's counsel, Fried, Frank, Harris, Shriver, & Jacobson, dated as of the Closing Date and in a form appropriate for transactions of this kind and reasonably satisfactory to Trafficmaster.

          (j) Trafficmaster shall have received an opinion of Teletrac's special FCC counsel, Dow Lohnes & Albertson, dated as of the Closing Date and in the form attached as Exhibit 7.2(j).

          (k) The trustee under the Indenture shall have executed and delivered the Supplemental Indenture amending the Indenture relating to the Teletrac Notes as provided in Exhibit 7.2(k).

          (l) Teletrac shall have filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including therewith audited financial statements prepared by Teletrac's auditors.

          (m) Teletrac shall have received the consents of the lessors under the tower leases specified on Schedule 3.3. If Teletrac is unable to obtain any such consent, Teletrac shall prior to Closing (i)(A) identify an alternative site for the antennae maintained at any such lease site and provide Trafficmaster and Merger Sub with an outline of commercially reasonable economic terms for such alternate site proposed by the lessor thereof or (B) redirect other network antennae, provided that such alternate site or redirection shall not result in a deterioration of the accuracy, location or resilience of the TDOA network in the relevant region to the detriment of Teletrac subscribers; or (ii) obtain an opinion from a reputable and licensed engineering company stating that loss of antennae with respect to non-consenting lessors of tower leases shall not result in a deterioration of the accuracy, location or resilience of the TDOA network in the relevant region to the detriment of Teletrac subscribers.

          (n) Teletrac shall deliver to Trafficmaster a copy of Teletrac's 2000 fiscal year end audited financial statements. Teletrac warrants that such financial statement shall (a) be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (b) fairly present in all material respects the consolidated financial position of Teletrac and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Teletrac. The parties expressly understand and agree that the issuance of a "going concern" or qualified audit opinion by Beam's auditors with respect to Beam's 2000 fiscal year financial statements shall not constitute any failure to satisfy the foregoing condition in this Section 7.2(n) and would not in itself constitute a Material Adverse Effect and would not in itself constitute a breach of any other representation, warranty or agreement in this Agreement.

          (o) The Aspen Loan Agreement shall have been terminated with no payment obligation of Teletrac other than as contemplated under Section 2.3(a)(v) hereof.

          (p) All actions, proceedings, instruments, resolutions, certificates and documents reasonably requested by Trafficmaster to be executed and delivered to Trafficmaster in order to carry out this Agreement and to consummate the Merger, shall be reasonably satisfactory to Trafficmaster and its counsel.

                                ARTICLE VIII

                                TERMINATION

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Teletrac:

          (a) by mutual written consent duly authorized by the boards of directors of Trafficmaster, Teletrac and Merger Sub;

          (b) by either Teletrac or Trafficmaster if the Merger shall not have been consummated by May 31, 2001 (the "END DATE"), which date may be extended by mutual consent of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has proximately contributed to the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c) by either Teletrac or Trafficmaster if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby, and such order, decree, ruling, injunction or other action shall have become final and non-appealable; provided, that a party shall not be permitted to terminate this Agreement pursuant to this
Section 8.1(c) unless such party shall have used its reasonable efforts to remove such order, decree, ruling or injunction;

          (d) by Trafficmaster if a Teletrac Triggering Event (as defined below) shall have occurred;

          (e) by Teletrac, if there exists a breach or breaches of any representation or warranty of Trafficmaster or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) or
Section 7.1(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then Teletrac shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) unless Teletrac shall have delivered to Trafficmaster written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to Trafficmaster of such written notice; provided, further, that Teletrac shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if Teletrac shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Trafficmaster; or

          (f) by Trafficmaster, if there exists a breach or breaches of any representation or warranty of Teletrac contained in this Agreement such that the Closing condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then Trafficmaster shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) unless Trafficmaster shall have delivered to Teletrac written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to Teletrac of such written notice; provided, further that Trafficmaster shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if Trafficmaster shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Teletrac.

          (g) For the purposes of this Agreement, a "TELETRAC TRIGGERING EVENT" shall be deemed to have occurred if: (i) the board of directors of Teletrac or any committee thereof shall have accepted or recommended or failed to reject any Acquisition Proposal; (ii) Teletrac shall have entered into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to an Acquisition Proposal; or (iii) Teletrac shall have breached any of its obligations under Section
5.2 of this Agreement.

     8.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) Section 5.6, this Section 8.2 and Sections 8.3, 11.4,
11.5 and 11.6, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

     8.3 FEES AND EXPENSES.

          (a) GENERAL. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

          (b) TELETRAC PAYMENTS.

               (i) In the event that this Agreement is terminated by Trafficmaster pursuant to Section 8.1(d), Teletrac shall promptly, but in no event later than ten business days after the date of such termination, pay Trafficmaster a nonrefundable fee equal to U.S.$1,500,000 in immediately available funds (the "TERMINATION FEE").

               (ii) In the event that this Agreement is terminated by Trafficmaster or Teletrac, as applicable, pursuant to Section 8.1 (b), (A) Teletrac shall pay Trafficmaster the Termination Fee only if following the date hereof and prior to the termination of this Agreement, a Third Party has publicly announced an Acquisition Proposal and within 9 months following the termination of this Agreement, Teletrac executes with a Third Party an agreement providing for an Acquisition Transaction or an Acquisition Transaction has been consummated and (B) such payment shall be made promptly, but in no event later than ten business days after the execution of such agreement.

               (iii) In the event that this Agreement is terminated by Trafficmaster pursuant to Section 8.1(f) because the condition set forth in
Section 7.2(b) is not satisfied due to Teletrac's willful breach of its obligations hereunder, Teletrac shall promptly, but in no event later than ten business days after the date of such termination, reimburse Trafficmaster for documented expenses incurred by Trafficmaster in connection with this Agreement and the transactions contemplated hereby in immediately available funds.

               (iv) Teletrac acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Trafficmaster would not enter into this Agreement; accordingly, if Teletrac fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Trafficmaster makes a claim that results in a judgment against Teletrac for the amounts set forth in this Section 8.3(b), Teletrac shall pay to Trafficmaster its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest for any period between the date such payment is required to be made hereunder and the date such payment is actually made on the amounts set forth in this Section 8.3(b) at the prime rate of The Bank of New York, or its successor, in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                                 ARTICLE IX

                              INDEMNIFICATION

     9.1 INDEMNIFICATION. Subject to the provisions of this Article IX, Teletrac shall indemnify and hold harmless each of Trafficmaster, Merger Sub, the Surviving Corporation and their affiliates, officers, directors, shareholders, agents, representatives, advisors, successors and assigns (collectively, "TRAFFICMASTER INDEMNITEES") in respect of any and all claims, losses, damages (including incidental and consequential damages), expenses (including court costs, the costs of any investigation, expert witnesses and preparation, and reasonable attorneys' fees), obligations and liabilities, whether or not involving third party claims, less any Tax benefits actually received (through reduction in tax liability or a refund) or benefits of insurance received by Trafficmaster or the Surviving Corporation (collectively, "LOSSES" or "TRAFFICMASTER LOSSES"), which, directly or indirectly, arise or result from or are incident or related to
(i) the inaccuracy of any representation or breach of any warranty of Teletrac under this Agreement or any other agreement or instrument executed and delivered by Teletrac pursuant hereto; (ii) any default or failure of Teletrac's commitments or obligations under this Agreement or such other agreements or instruments; or (iii) any failure by Teletrac to comply with the federal securities laws or the securities or blue sky laws of any other applicable jurisdiction prior to the Closing. Consummation of the Merger will not be deemed or construed to be a waiver of any right or remedy of the Trafficmaster Indemnitees, including the right to make claims for indemnification for Trafficmaster Losses which arise between the date hereof and the Closing, nor will this Section 9.1 or any other provision of this Agreement be deemed or construed to be a waiver of any ground of defense by Teletrac's stockholders. For purposes of this Article IX, any Losses suffered or sustained by Teletrac or the Surviving Corporation or to which Teletrac or the Surviving Corporation may be subject will be deemed to be suffered or sustained by the Trafficmaster Indemnitees. Teletrac's stockholders will not be entitled to contribution from, or recovery against, the Surviving Corporation with respect to any liability of Teletrac's stockholders for Losses under this Agreement.

     9.2 LIMITATIONS. Teletrac, its Subsidiaries and the holders of Converted Shares shall be liable for indemnification payments under Section
9.1 only in the event that the aggregate amount of such Losses described in
Section 9.1 exceeds $400,000, and then for the entire amount of such aggregate cumulative liability. Any and all Losses finally determined to be payable to any of the Trafficmaster Indemnities shall be payable solely by set-off against any Earn-Out Amounts payable pursuant to Section 2.3 hereof, and in no event shall Teletrac, its Subsidiaries or the holders of Converted Shares be personally liable for any Losses of the Trafficmaster Indemnities. Notwithstanding the preceding sentence, no individual claim for indemnification under this Article 9 may be asserted unless it is for an amount in excess of $25,000.

     9.3 INDEMNIFICATION BY TRAFFICMASTER, MERGER SUB AND THE SURVIVING CORPORATION. From and after the Closing Date, Trafficmaster, Merger Sub and the Surviving Corporation shall indemnify, defend and hold harmless the holders of Converted Shares and the Stockholder Representatives (collectively, the "TELETRAC INDEMNITEES") and their shareholders, partners, subsidiaries, affiliates, officers, directors, successors, successors-in-interest and assigns from and against any and all claims, losses, damages (including incidental and consequential damages), expenses (including court costs, the costs of any investigation, expert witnesses and preparation and reasonable attorneys' fees), obligations and liabilities, whether or not involving third party claims (collectively, "TELETRAC LOSSES"), which directly or indirectly, arise or result from or are incident or related to: (i) any breach of representations or warranties made by Trafficmaster or Merger Sub in this Agreement or any ancillary document, or (ii) non-compliance with or breach by Trafficmaster, Merger Sub or the Surviving Corporation of any of the covenants or agreements of Trafficmaster, Merger Sub or the Surviving Corporation in the Agreement to be performed by Trafficmaster, Merger Sub or the Surviving Corporation after the Closing Date.

     9.4 RIGHT TO DEFEND; CERTAIN OTHER PROCEDURES

          (a) The Trafficmaster Indemnitees will promptly notify the Stockholder Representative in writing (as defined herein), on behalf of holders of Converted Shares, and the Teletrac Indemnitees (the Teletrac Indemnitees and the Trafficmaster Indemnitees hereinafter referred to, as applicable, as the "INDEMNITEES") will promptly notify Trafficmaster and the Surviving Corporation in writing (in either case, as applicable, the "INDEMNITORS"), of the existence of any claim, demand, cause of action or other matter (collectively, a "CLAIM") involving Trafficmaster Losses or Teletrac Losses, as applicable, or potential Trafficmaster Losses or Teletrac Losses, as applicable, for which such Indemnitees may be entitled to indemnification, which written notice shall set forth in reasonable detail the basis for and the amount of such claims. The Indemnitors shall be entitled to participate in or, by giving notice to the Indemnitees, to assume the defense of any such Claim with counsel reasonably satisfactory to the Indemnitees. If the Indemnitors do not assume the defense of any Claim, the Indemnitees shall be entitled to defend the same with counsel of the Indemnitees' selection, and the Indemnitors will provide reasonable cooperation to the Indemnitees in the defense of such Claim. The cooperation referred to in the previous sentence shall include the retention and (upon the Indemnitors' reasonable request) the provision to the Indemnitor of records and information which are reasonably relevant to such Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and for testimony and cooperation in the preparation and submission of any insurance claim in the name of Teletrac or any of its Subsidiaries pursuant to insurance policies in effect prior to the Closing. In either case, the respective Indemnitors shall bear the reasonable expense of such counsel; provided, however, that if, within 30 days following notice of a Claim, the Indemnitees fail to defend such Claim, or if, at any time after assuming defense of such Claim, the Indemnitees fail to continue to defend it vigorously and in good faith, then the Stockholder Representative, or Trafficmaster and the Surviving Corporation, as applicable, shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) such Claim on behalf, for the account, and at the risk and expense of the Stockholder Indemnitors. The Indemnitees will use all commercially reasonable efforts to notify the Stockholder Representative or Trafficmaster and the Surviving Corporation within 30 days of the date that Trafficmaster's or the Surviving Corporation's senior management, on the one hand, or the Stockholder Representative, on the other hand, receives actual notice of a Claim; provided, however, that the failure to give timely notice required by this Section 9.4(a) will not relieve the Indemnitors of their obligations under this Agreement, unless such failure resulted in actual detriment to the Indemnitors with respect to the Claim (and then such relief will only apply to that portion of the Claim that was actually lost or to the increase in Trafficmaster Losses or Teletrac Losses, as applicable, arising as a result of such failure).

          (b) Notwithstanding anything in Section 9.4(a) to the contrary, if Indemnitees have any Claim involving Trafficmaster Losses or Teletrac Losses, as applicable, or potential Trafficmaster Losses or Teletrac Losses, as applicable, for which the Indemnitees may be entitled to indemnification that does not involve liability or potential liability to any third party, the Stockholder Representative or Trafficmaster and the Surviving Corporation, as applicable, has 30 days, after having been given written notice from Indemnitees describing the existence and general nature of such Claim to dispute such. If the Stockholder Representative, or Trafficmaster and the Surviving Corporation, as applicable, does not send written notice to Indemnitees within such 30-day period that disputes such Claim, the amount of such Claim will be conclusively deemed a liability of the Stockholder Indemnitors.

          (c) Nothing in this Agreement will prevent an Indemnitee from making a claim under this Agreement for any potential or contingent Claim, provided that it notifies the Stockholder Representative or Trafficmaster and the Surviving Corporation, as applicable, setting forth in reasonable detail the general basis for any such potential or contingent Claim and the estimated amount thereof to the extent then feasible, and provided further that, if a potential or contingent Claim involves potential liability to a third party, such Indemnitee has reasonable grounds to believe that such Claim will be made.

          (d) In the event that the Stockholder Representative or Trafficmaster and the Surviving Corporation, as applicable, objects to any Claim made by a Indemnitee, the Stockholder Representative and Indemnitee will attempt, in good faith, to agree on the rights of the Indemnitors and Indemnitee with respect to each such Claim. If the Stockholder Representative or Trafficmaster and the Surviving Corporation, as applicable, and Indemnitee do so agree, on the amount of any payment to be made by the Indemnitors to Indemnitee, such Indemnitors will promptly reimburse Indemnitee for the full amount of the agreed upon payment;

          (e) Notwithstanding anything to the contrary herein, the aggregate liability of Teletrac for Losses under this Article IX shall not exceed the value of the Earn-Out Amount, except that such limitation shall not apply to limit the liability of Teletrac for fraud by Teletrac.

          (f) After the Closing, the rights of the Indemnitees under this
Article IX shall be the exclusive remedy of the Indemnitees with respect to Trafficmaster Losses or Teletrac Losses, as applicable, resulting from or relating to any breach of warranty or failure to perform any covenant or agreement contained in this Agreement, except that such limitation shall not apply to limit the liability of any party for fraud by such party.

                                 ARTICLE X

                         STOCKHOLDER REPRESENTATIVE

     10.1 APPOINTMENT OF THE STOCKHOLDER REPRESENTATIVE.

          (a) The adoption of this Agreement and the approval of the Merger by Teletrac's stockholders will constitute the approval of the holders of Converted Shares of the designation and irrevocable appointment of Steven
D. Scheiwe as the agent and representative (the "STOCKHOLDER REPRESENTATIVE") of all holders of Converted Shares, for purposes of this Agreement and through whom all actions on behalf of all holders of Converted Shares relating to this Agreement (including those actions as are required, authorized or contemplated by the foregoing Article IX with respect to indemnification) will be made or directed, and that the Stockholder Representative will be the only person authorized to take any action so required on behalf of the holders of Converted Shares. The holders of Converted Shares will be bound by any and all actions taken on their behalf by the Stockholder Representative.

          (b) By signing this Agreement, Steven D. Scheiwe hereby accepts and acknowledges his appointment as the Stockholder Representative and agrees to perform the duties required of the Stockholder Representative under this Agreement.

     10.2 REPLACEMENT OF STOCKHOLDER REPRESENTATIVE. The appointment of the Stockholder Representative is irrevocable by the holders of Converted Shares, except that a successor to the Stockholder Representative may be appointed by a written instrument signed by a majority in percentage interest of the holders of Converted Shares. Upon such appointment of any such successor, such successor will immediately give written notice of his or her appointment to Trafficmaster (along with a certified copy of the written instrument showing such successor's appointment) and thereafter (i) such successor will be deemed to be the Stockholder Representative for purposes of this Agreement and (ii) all of the terms, provisions and obligations of this Agreement will automatically (without any action on the part of such successor or further notice to any party) be binding upon and inure to the benefit of such successor. The choice of a successor Stockholder Representative appointed in any manner permitted above is final and binding upon all of the holders of Converted Shares.

     10.3 COMMUNICATIONS; NOTICES. Trafficmaster is entitled to rely upon any communication or writings given or executed by the Stockholder Representative as binding all of the holders of Converted Shares and their successors, assigns, heirs, legal representatives, affiliates and spouses, and Trafficmaster will not be bound or put on notice by any communications from any holders of Converted Shares or other person (other than the Stockholder Representative acting as such). All notices to be sent to holders of Converted Shares pursuant to this Agreement will be addressed to the Stockholder Representative. Any notice so sent will be deemed notice to all holders of Converted Shares. The adoption of this Agreement and the approval of the Merger by Teletrac's stockholders will constitute the authorization of the holders of Converted Shares to the Stockholder Representative accepting notice on behalf of holders of Converted Shares pursuant to this Section 10.3.

     10.4 AGENT FOR SERVICE OF PROCESS. The Stockholder Representative is hereby irrevocably appointed as the lawful agent of the holders of Converted Shares and their successors, assigns, heirs, legal representatives, affiliates and spouses to receive and forward on their behalf service of all necessary processes in any action, suit, or proceeding arising under or in any way relating to this Agreement or any related document, any of the transactions contemplated hereby or thereby or any of the subject matter hereof and that may be brought against any of the holders of Converted Shares or any of their successors, assigns, heirs, legal representatives, affiliates or spouses in any court. Such service of process or notice received by the Stockholder Representative will have the same force and effect as if served upon the holders of Converted Shares or their respective successors, assigns, heirs, legal representative, affiliates or spouses.

     10.5 POWER OF ATTORNEY. The adoption of this Agreement and the approval of the merger by Teletrac's stockholders will constitute the approval of the holders of Converted Shares of the appointment of the Stockholder Representative as the true and lawful attorney-in-fact of the holders of Converted Shares and their successors, assigns, heirs, legal representatives, affiliates or spouses, with full power in such stockholders' (or successors', assigns', heirs', legal representatives', affiliates' or spouses') names and on such stockholders' (or the successors', assigns', heirs', legal representatives', affiliates' or spouses') behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholder Representative, and in general to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other stockholders of Teletrac and in consideration of the mutual covenants and agreements made herein, and is irrevocable and will not be terminated by any act of any holders of Converted Shares or by operation of law, whether by death or any other event.

     10.6 LIMITATION ON THE STOCKHOLDER REPRESENTATIVE'S LIABILITY, ETC. The Stockholder Representative will not be liable to the holder of Converted Shares of Teletrac for any action taken, suffered or omitted by the Stockholder Representative in good faith and reasonably believed by the Stockholder Representative to be authorized or within the discretion of the rights or powers conferred upon the Stockholder Representative by this Agreement, except to the extent of the Stockholder Representative's own gross negligence, recklessness or willful misconduct. The Stockholder Representative may consult with competent and responsible legal counsel selected by him, and he will not be liable for any action taken or omitted by him in good faith in accordance with the advice of such counsel. The foregoing indemnification shall not be deemed exclusive of any other right to which the Stockholder Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 10.6, the Stockholder Representative shall first proceed against any distribution to the Stockholder Representative on behalf of the holders of Converted Shares. Thereafter, upon written notice from the Stockholder Representative to the holders of Converted Shares as to the existence of a deficiency toward the payment of any such indemnification amount, each holder of Converted Shares shall promptly deliver to the Stockholder Representative full payment of his, her or its ratable share of the amount of such deficiency, in accordance with such person's or entity's Pro Forma Outstanding Shares. For purposes of this Agreement, "PRO FORMA OUTSTANDING SHARES" shall mean, as of the Closing Date, the number of shares of Teletrac Common Stock outstanding at such time (including the Escrowed Shares) plus the number of shares of Common Stock that would be outstanding assuming all Teletrac Warrants with an exercise price of less than the Per Share Initial Cash Consideration were exercised for cash pursuant to their terms, plus the number of shares of Teletrac Common Stock that would be outstanding assuming all Teletrac Options with an exercise price less than Per Share Initial Cash Consideration were exercised for cash pursuant to their terms. The adoption of this Agreement and the approval of the Merger by Teletrac's stockholders will constitute the agreement of the holders of Converted Shares (and such person's successors, assigns, heirs, legal representatives, affiliates or spouses) to severally and not jointly indemnify, defend and hold the Stockholder Representative harmless as to any and all liability incurred and amounts required to be paid to Trafficmaster as a result of any action taken by the Stockholder Representative in connection with the transactions contemplated by this Agreement.

     10.7 STOCKHOLDERS REPRESENTATIVE FEES AND EXPENSES. The holders of Converted Shares shall be solely responsible for all fees, costs and expenses incurred by the Stockholder Representative (including his outside advisors) in connection with serving as a representative of the holders of Converted Shares hereunder and such fees, costs and expenses may be deducted from amounts otherwise distributed to holders of Converted Shares. At the Effective Time, an amount not to exceed $50,000 which would otherwise be distributed to the holders of Converted Shares may be deposited in a trust account for use by the Stockholder Representative to cover fees, costs and expenses as provided in this Section 10.7.

                                 ARTICLE XI

                               MISCELLANEOUS

     11.1 SURVIVAL. The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement (including the Schedules and Exhibits incorporated into this Agreement) will survive the consummation of the transactions contemplated by this Agreement (subject, in the case of such representation and warranties of Teletrac, to the time limits set forth in the following sentence), and will in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Indemnitees (as defined in Section 9.1). Claims for indemnification by Indemnitees with respect to (i) all of the representations and warranties of Teletrac, other than all of the representations and warranties contained in Section 3.5 and all of the representations and warranties as to environmental matters, taxes and tax matters (including all of the representations and warranties contained in Sections 3.20 and 3.22), may be made at any time on or prior to one month after delivery to Trafficmaster of audited consolidated financial statements of Teletrac and its Subsidiaries for the fiscal year ending December 31, 2001, but in any event no later than May 31, 2002; (ii) all of the representations and warranties of Teletrac contained in Section 3.5 may be made at any time, without limitation; and (iii) all of the representations and warranties of Teletrac as to environmental matters, taxes and tax matters (including all the representations and warranties contained in Sections 3.20 and 3.22) may be made at any time prior to 60 days after the expiration of the statute of limitation that applies or would apply to the subject matter of any claim by a third person for which indemnification is sought. The waiver of any condition to the consummation of this Agreement by Trafficmaster or Merger Sub will not affect the Indemnitees' rights to indemnification, payment of Losses or other remedies based on such representations, warranties, covenants and agreements. Nothing in this Section 11.1 will affect the obligations and indemnities of the parties with respect to the covenants and agreements that are contained in this Agreement (including the Schedules and Exhibits that are incorporated into this Agreement) that are permitted or required to be performed, in whole or in part, after the Closing.

     11.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Trafficmaster, Merger Sub and Teletrac at any time prior to the Effective Time; provided, however, that no such amendment or modification shall change the amount or form of the consideration to be received by Teletrac's stockholders in the Merger without approval by the stockholders of Teletrac.

     11.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Trafficmaster or Merger Sub, on the one hand, or Teletrac, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Teletrac or Trafficmaster or Merger Sub, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

     11.4 INVESTIGATIONS. The respective representations and warranties of Trafficmaster, Merger Sub and Teletrac contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

     11.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices shall be delivered as follows:

if to Teletrac (prior to the Closing), to:

                                           Teletrac, Inc.
                                           3220 Executive Ridge Drive
                                           Suite 100
                                           Vista, California 92083
                                           Telephone: 760-597-0510
                                           Facsimile:760-597-9906
                                           Attention: Steven D. Scheiwe

                       with a copy to:     Fried, Frank, Harris, Shriver,
                                             & Jacobson
                                           4 Chiswell Street
                                           London ECIY 4UP
                                           England
                                           Telephone:  44-20-7972-9600
                                           Facsimile:  44-20-7972-9602
                                           Attention:  Karen C. Wiedemann, Esq.

if to Trafficmaster, or Merger Sub, to:

                                           Trafficmaster plc
                                           Marlborough Court, Sunrise Parkway
                                           Linford Wood
                                           Milton Keynes MK14 6DX
                                           England
                                           Telephone: 44(0) 1908 249800
                                           Facsimile: 44(0) 1908 200330
                                           Attention: David Martell

                       with a copy to:     Heller Ehrman White & McAuliffe LLP
                                           4250 Executive Square, 7th Floor
                                           La Jolla, California  92037
                                           Telephone: (858) 450-8400
                                           Facsimile: (858) 450-8499
                                           Attention:  Stephen C. Ferruolo, Esq.

     11.6 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto or as otherwise expressly provided herein, including specifically Section 5.12 hereof.

     11.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

     11.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

     11.10 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

     11.11 ENTIRE AGREEMENT. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

     11.12 DEFINITION OF "LAW". When used in this Agreement "LAW" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

     11.13 RULES OF CONSTRUCTION. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

     IN WITNESS WHEREOF, Trafficmaster plc, Merger Sub, Teletrac and the Stockholder Representative have executed this Agreement as of the date first above written.

                                    TRAFFICMASTER plc


                                    By: /s/ D.K. Martell
                                       ------------------------------------
                                    Printed Name: D.K. Martell
                                                 --------------------------
                                    Title: Chief Executive
                                          ---------------------------------


                                    TT MERGER SUB, INC.


                                    By: /s/ D.K. Martell
                                       ------------------------------------
                                    Printed Name: D.K. Martell
                                                  --------------------------
                                    Title: Secretary
                                          ---------------------------------


                                    TELETRAC, INC.

                                    By:/s/ Steven D. Scheiwe
                                       ------------------------------------
                                    Printed Name: Steven D. Scheiwe
                                                 --------------------------
                                    Title: CEO
                                          ---------------------------------


                                    STOCKHOLDER REPRESENTATIVE


                                    /s/ Steven D. Scheiwe
                                    ---------------------------------------
                                    Steven D. Scheiwe